Exhibit 10.2

SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY LIMITED

and

DONAU INVESTMENT S.À R.L.

PRELIMINARY SHARE PURCHASE AGREEMENT concluded on 22 December 2023

Table of Contents

1.	INTERPRETATION	1
2.	SALE AND PURCHASE OF SHARES	12
3.	PURCHASE PRICE	12
4.	LEAKAGE	14
5.	CONDITIONS	15
6.	COMPLETION	17
7.	SELLER’S POST COMPLETION UNDERTAKING	19
8.	THE SELLER’S WARRANTIES	21
9.	THE BUYER’S REMEDIES	22
10.	THE BUYER’S WARRANTIES AND UNDERTAKINGS	22
11.	INTERIM PERIOD COVENANTS	24
12.	THE BUYER’S POST-COMPLETION UNDERTAKING	26
13.	CONFIDENTIAL INFORMATION	26
14.	ANNOUNCEMENTS	27
15.	COSTS	28
16.	GENERAL	28
17.	ASSIGNMENT	28
18.	NOTICES	28
19.	GOVERNING LAW AND DISPUTE RESOLUTION	29
20.	GOVERNING LANGUAGE	29
21.	COUNTERPARTS	30

i

THIS PRELIMINARY SHARE PURCHASE AGREEMENT is made on 22 December 2023 (“Agreement”),

BETWEEN:

(1)	SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY, a private limited company incorporated in Ireland under registration number: 679734 with its registered office at Suite 9/10, 212, Blanchardstown Corporate Park 2, Dublin 15, Ireland (“Seller”),

and

(2)	DONAU INVESTMENT S.À R.L., with its registered office in Luxembourg, 80 Route d’Esch, 1470 Luxembourg, entered into the business register of the Luxembourg Business Registers G.I.E under the number: B233537 (“Buyer”).

The Seller and the Buyer are hereinafter also jointly referred to as the “Parties” and each of them as the “Party”.

INTRODUCTION:

(A)	The Seller is the sole shareholder of the Project Companies.

(B)	Subject to the terms and conditions specified in this Agreement, the Buyer intends to purchase and the Seller intends to sell all the Shares in all the Project Companies.

(C)	Moreover, the Buyer intends to step into all rights of the Seller as creditor under the existing Shareholder Loans by repaying the Seller on behalf of each of the Project Company and the Seller intends to agree to such repayment and acquisition of rights on the terms and conditions as set out in the Subrogation Agreement.

(D)	The Seller has initiated the sale of the Shares through a controlled auction process and the Buyer has been selected as the purchaser of the Shares.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Accounting Act” means the Polish Accounting Act (ustawa o rachunkowości) of 29 September 1994 (as amended);

“Accounts” means the financial accounts (sprawozdanie finansowe) of each Project Company for the financial year ended on the relevant Accounting Date including notes to these accounts and the relevant directors’ reports for that year on those accounts;

“Accounting Dates” means 31 December 2020, 31 December 2021, 31 December 2022 and 31 July 2023, and the term “Accounting Date” shall be construed accordingly;

“Applicable Law” means, with respect to any person, any law, decree, statute, rule, regulation, order, writ, directive, judgment, and other pronouncements having the effect of law in Poland, the European Union or any member state thereof, or any other country, jurisdiction, region, city or other political subdivision of any of the foregoing, in each case applicable to such person;

“Asset” means an asset, owned or leased by any of the Project Companies;

“Breach of Warranty” has the meaning given in paragraph 1.1 of Schedule 8.3;

“Building Permit” means a building permit issued in accordance with the provisions of the Act of 7 July 1994 – Construction law (as amended) (Prawo budowlane) for the Project, issued for the benefit of the relevant Project Company, allowing for construction of the Project;

“Business Day” means a day other than a Saturday, Sunday or public holiday, on which banks are generally open in Poland, Ireland, PRC, Hong Kong SAR and Luxembourg for the conduct of normal banking business;

“Buyer’s Group Undertaking” means the Buyer or an undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or parent undertaking of the Buyer or a subsidiary undertaking of a parent undertaking of the Buyer and includes, for the avoidance of doubt, each Project Company after Completion;

“Buyer’s Lawyers” means CMS Cameron McKenna Nabarro Olswang Pośniak i Bejm sp.k., ul. Chmielna 69, Warsaw 00-801, Poland;

“Buyer’s Warranties” means the statements contained in Clause 10.1;

“Civil Code” means the Polish civil code (Kodeks cywilny) of 23 April 1964 (as amended);

“Claim” means a claim by the Buyer under or pursuant to this Agreement or in connection with it, including Warranty Claim, or a claim by the Buyer under any other Transaction Document or in connection with it;

“Claim Notice” has the meaning given in paragraph 7.1.1 of Schedule 8.3;

“CMA” means the agreement for Commercial Management Services concluded on 1 October 2020 between SolarPark Samas and BayWa r.e. Polska sp. z o. o.;

“Completion” means completion of all of the Completion Actions;

“Completion Actions” has the meaning given in Clause 6.2;

“Completion Date” has the meaning given in Clause 6.1;

“Completion Documents” has the meaning given in Clause 10.1.4;

“Conditions” has the meaning given in Clause 5.1;

“Daily Accrued Interest” means an amount equal to a sum of Purchase Price Tranche 1, Purchase Price Tranche 2 and Shareholder Loan Amounts, multiplied by 5% and divided by 365;

“Data Room” means the information and documents made available by the Seller to the Buyer and its advisers through the electronic data room organised on behalf of the Seller by iDeals and accessible via the website at iDeals.com 1 opened from 27 July 2023 until 8 September 2023, the content of which has been recorded on USB flash stick, which have been attached as Schedule 1.1(A);

[1]	https://auth.idealsvdr.com/login?ReturnUrl=https:%2F%2Fauth.idealsvdr.com%2Fconnect%2Fauthorize%2Fcallback%3Fresponse_type%3Dcode%26client_id%3Dvdr8%26state%3D5zq9gThBKSE3_K0T7eicFIGDQtOfPh0wwcyK78A6Cs0;https%253A%252F%252Fwww8.idealsvdr.com%252Fv3%252FRename_This_Data_Room_k5j2s%252F%26redirect_uri%3Dhttps%253A%252F%252Fwww8.idealsvdr.com%252Fv3%252FSso2RedirectUri%26scope%3Dopenid%2520profile%2520api%2520offline_access%26code_challenge%3DSOyvoZkVhnLpE-qWVbazfm73VN5kCnhoRvOcrq21H3g%26code_challenge_method%3DS256%26room%3Dwww8.idealsvdr.com_Rename_This_Data_Room_k5j2s%26room_name%3DRename_This_Data_Room_k5j2s#/documents?path=1758843

“Disclosure Letter” means the letter executed in the written form, delivered by the Seller to the Buyer on the date falling 5 Business Days before the Execution Date, setting out the information relating to the Project Companies, content of which has been agreed by the Parties before the date of this Agreement; the copy of the Disclosure Letter constitutes Schedule 1.1(B) to this Agreement;

“Encumbrance” means any limited right in rem, claim or any other right under a contract, including a mortgage, charge, pledge (including registered, civil, state treasury or financial pledge), option, right of first refusal, right of pre-emption, right of first offer, right or share of a third party, easement, title transfer or retention arrangement, guarantee, indemnity, seizure, security interest, claim or other encumbrance or right exercisable by a third party having similar effect, regardless of whether such a right is subject to Polish law or another law, including an obligation or agreement to establish any of the foregoing; the term “Encumbrance” shall apply accordingly to related terms such as “Encumbered” and “Encumber”;

“Environmental Law” means all Polish Applicable Law regarding: environmental protection and conditions of use of environment resources, the costs using the of environment and liability for damages to the environment, dealing with waste, in particular imitating its quantity, preventing its creation or limitation of its negative influence;

“Environmental Permit” means a permit on environmental conditions (decyzja o środowiskowych uwarunkowaniach) issued in accordance with the provisions of the Act of 3 October 2008 on sharing information concerning environment and its protection, participation of society in environmental protection and on environmental impact assessments (as amended) (ustawa o udostępnianiu informacji o środowisku i jego ochronie, udziale społeczeństwa w ochronie środowiska oraz o ocenach oddziaływania na środowisko) for construction of the Projects, concerned with the pollution or protection of the environment (including the disposal of waste) or harm to or the protection of the health of humans, animals or plants, required by Environmental Law;

“EUR” means Euros, being the official currency of the Eurozone, which is part of the European Union;

“Event” means an event, act, transaction or omission including a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;

“Execution Date” means the date of this Agreement as stated in the heading of this Agreement;

“Fairly Disclosed” means an event, fact, matter or circumstance being disclosed in the Data Room or arising from the Disclosure Letter in such a way as would allow a reasonable acquirer (together with professional legal, financial and tax advisors acting reasonably, to understand the nature of such events, facts, matters or circumstances and (i) identify the nature and scope of such matter, and (ii) assess the matter disclosed and its impact on the relevant Project Company and/or Shares; in particular the following manners of disclosure of facts are not Fairly Disclosed: (i) a disclosure of derivative fact the main content of which is included in a source, which is not a disclosed information, (ii) a disclosure of facts solely by a reference to a source, which is not a disclosed information and (iii) fact that was partially disclosed in a number of documents, which constitute disclosed information, unless all such documents were presented together and explicitly indicated to the Buyer and/or its advisors.

“Final Agreement” means the final agreement for the sale and transfer of all the Shares in the Project Companies from the Seller to the Buyer, to be concluded on Completion Date between the Seller and the Buyer in the form set out in Schedule 1.1(C);

“Fundamental Warranties” means the Seller’s representations and warranties set out in Schedule 8.1 in the following paragraphs: 1. Capacity Warranties; 2. Shares; 3. The Project Companies (sections 3.1 to 3.11); 4. Permits and Projects and included in Part B (Tax) (section 1.17);

“FY22 CIT Evidence” has the meaning given in Clause 7.6;

“FY22 CIT Retained Amount” means the corporate income tax in the total amount of EUR 33,665 for the year ended 31 December 2022 to be refunded by the relevant Tax Authority to PV Zachód, and the FY22 CIT Refund Amount shall be construed accordingly;

“GCA” means grid connection agreements concluded with the relevant distribution system operator;

“GCC” means grid connection conditions issued by the relevant distribution system operator;

“Governmental Authority” means any supra-national, national, sub-national or local, governmental, administrative, regulatory, law-enforcement, judicial or other body, authority or agency or competent jurisdiction in any jurisdiction;

“Intellectual Property” means:

(a)	all rights arising from and relating to the creative efforts performed regardless of whether they are/were subject to registration or not, in particular but not only rights to: patents (including patents granted under the simplified procedure), trademarks, trade names, business names, press titles, service marks, logos, product appearance and packaging, geographical indications and appellations and other marks used in commerce, Internet domain names and rights related to it, technology secrets, technology documentation, trade secrets, utility models, utility designs, designations of origin, microchip layouts, ornamental designs, industrial designs, designs, copyrights (including author’s economic rights, author’s moral rights, derivative rights and related rights), neighbouring rights, know-how, rights in designs and inventions, rights to computer programmes, databases, source codes, integrated circuits, and other similar rights sui generis, and any other rights of intellectual and industrial property and the rights of the same or similar effect or nature as those listed above, anywhere in the world;

(b)	rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a) (including, inter alia, rights to applications submitted and rights to submit an application for registration or extension of the rights being subject to registration); and

(c)	rights with the same or similar effect or nature as or to those in paragraphs (a) and (b);

“Intellectual Property Rights” means all Intellectual Property used by the Project Companies which are necessary to run their business activity;

“Interim Period” means the period between the Execution Date and the Completion Date;

“Intragroup Agreements” means any agreement between any of the Project Companies and any Seller or any of the Seller’s Group Undertakings with or without a third party as a party and excluding the Shareholder Loan Agreements;

“Land Lease Agreements” means the lease agreements securing the Projects’ necessary land rights, secured against the underlying title, for the access, construction, grid connection, operation and decommissioning of the Projects for a period not less than 25 years from the signing of such agreement listed in Appendix 5.2 to Schedule 8.1;

“Leakage” means any of the following events or circumstances occurring after the Locked Box Date but on or before the Completion Date: (i) any management charge, service fee or other fees or compensations of the similar nature levied or charged by the Seller or any Seller’s Group Undertaking against any of the Project Companies or payment of any management charge, service fee or other fees or compensations of the similar nature from any of the Project Companies to the Seller or any Seller’s Group Undertaking, (ii) acquisition or disposal of any business or assets for the benefit of the Seller or any Seller’s Group Undertaking by any of the Project Companies, (iii) waiver, remittance or release of any debt or amount owed by the Seller or any Seller’s Group Undertaking to any of the Project Companies, in whole or in part, by any of the Project Companies, (iv) any fee or expense to any person in connection with the Transaction under this Agreement, including any fees or expenses of any professional or other advisers, employees or other persons paid by any of the Project Companies, including but not limited to: (a) the out-of-pocket fees, expenses and other similar amounts that have been incurred by any Project Company (or, to the extent any Project Company is responsible for the payment thereof, Seller or the Seller’s Group Undertaking) in connection with the negotiation, execution, performance under or consummation of this Agreement, the Transaction Documents, any other document contemplated hereby and the Transaction, including any investment banking, accounting, advisory, broker’s, finder’s or legal fees, and (b) any stay bonus, transaction completion bonus, retention payment, any payment that may be triggered by the Transaction or any other similar payment made or required to be made to any current or former directors, managers, officers, employees or service providers (including independent contractors) of any Project Company (other than as a result of contracts made by any, (v) any dividend or distribution of assets, profits or capital (whether in cash or in kind) declared, paid or made from any Project Company to the Seller or Seller’s Group Undertaking, (vi) any repurchase, redemption, repayment or return of share capital (whether by reduction of capital or redemption or purchase of shares) from any Project Company to the Seller or Seller’s Group Undertaking, (vii) any payment made by any Project Company to the Seller or Seller’s Group Undertaking, (viii) any payment made by any Project Company in respect of its shares being issued, redeemed, purchased or repaid, or any other return or issuance of share capital, (ix) any guarantee, indemnity, Encumbrance or security provided by any Project Company in respect of any assets, rights, obligations or liabilities of the Seller or Seller’s Group Undertaking (x) any repayment by any Project Company of any amount of the Shareholder Loan (in particular the part being as of the Locked Box Date the principal amount of EUR 45,551,205.83 (in words: forty five million five hundred and fifty one thousand two hundred and five euro 83/100) increased by relevant interest), whether principal repayment or interest; (xi) any labor or of a similar nature costs payment, or any potential lay-off costs, even if the relevant labor or of a similar nature contract have been Fairly Disclosed; (xii) any payment or other costs related to the final use permits issued in accordance with the Commission Regulation (EU) 2016/631 of 14 April 2016 laying down the Grid Code on requirements for the connection of generating units to the grid (NC RfG); (xiii) any agreement, arrangement or undertaking by any Project Company or the Seller or Seller’s Group Undertaking, to do or give effect to any of the matters set out in items (i) – (xii) above, or any Taxes as a result of those matters set out in items (i) – (xiii) above, but, in each case, excluding any items expressly listed in the definition of the Permitted Leakage

“Leakage Claim” means a claim for any Leakage occurring pursuant to a breach of Clause 4.2;

“Leakage Claim Notice” has the meaning given in Clause 4.4;

“Leakage Claim Period” means the 9 month period commencing on the Completion Date;

“LMR” means the land and mortgage register kept for a given Property by the competent district court;

“Locked Box Covenant” has the meaning given to it in Clause 4.1;

“Locked Box Date” means 31 December 2022;

“Longstop Date” means 19 January 2024;

“Loss” means in relation to any matter, all liabilities (actual), losses, claims, costs (including reasonable and documented professional costs), reasonable and documented fees and reasonable and documented expenses (to the extent that such costs, fees and expenses are not recovered in litigation) and including any VAT on the same (except to the extent recoverable as input VAT), relating to that matter, and any amounts paid or payable in relation to that matter either pursuant to an order or judgment of any court, tribunal or Governmental Authority, or pursuant to any settlement or agreement between the relevant parties to the matter, excluding loss of profits (utracone korzyści, lucrum cessans);

“Management Services Agreements” has the meaning given in Clause 5.1.8;

“Material Contracts” means the agreements referred to in Appendix 7.1 to Schedule 8.1 (Seller’s Warranties) including in particular EPC Contracts, grid connection agreements, distribution agreements, O&M contracts, power purchase agreements and contracts for balancing services, accounting service agreement and technical and asset management agreement to which a Project Company is a party to at the Execution Date and/or Completion Date;

“MW” means megawatts;

“NDA” means a confidentiality agreement entered into between the Seller and the Buyer dated 26 March 2023;

“Notice” has the meaning given in Clause 18.1;

“O&M Agreements with UPER” means jointly (i) the O&M contract concluded on 1 July 2022 between Solarpark Samas and UPER Energy Poland sp. z o.o., (ii) the O&M contract concluded on 1 July 2022 between PV Zachód and UPER Energy Poland sp. z o. o., (iii) the O&M contract concluded on 1 July 2022 between Gardno PV and UPER Energy Poland sp. z o. o., (iv) the O&M contract concluded on 1 July 2022 between Gardno2 PV and UPER Energy Poland sp. z o.o., (v) the O&M contract concluded on 1 July 2022 between Elektrownia PV Komorowo and UPER Energy Poland sp. z o.o., (vi) the O&M contract concluded on 1 July 2022 between RA01 and UPER Energy Poland sp. z o.o.;

“Ordinary Course of Business” means the ordinary course of business of each Project Company as a going concern in the period of twelve (12) months preceding the Completion conducted on an arm’s length basis in compliance in all material respects with Applicable Laws and the concluded agreements;

“Payment Notice” has the meaning given in Clause 3.5, be prepared in a form of pro forma Leakage report for the period between 1 January 2023 until 31 July 2023 and from 1 August 2023 to the date of such Payment Notice, together with the general ledgers, trial balances, financial reports, bank statements as well as other supporting documents that the Buyer so requests, including but not limited to timely responses to questions raised, contracts, bank payment evidence;

“Permits” has the meaning given in paragraph 4.1 in Schedule 8.1;

“Permitted Leakage” means (i) any action undertaken or payment made after obtaining of the Buyer’s written consent in accordance with this Agreement, (ii) any payment or performance of any obligations pursuant to any contract or arrangement entered into by any of the Project Companies prior to the Execution Date in connection with operational activities of the Project Companies, only if made within the ordinary course of business, and except for payments defined as Leakage and subject to such agreements have been Fairly Disclosed, but including payments made to UPER Energy Poland sp. z o.o. under and in line with the O&M Agreements with UPER Energy Poland sp. z o.o.;

“Postponed Completion Date” has the meaning given in Clause 6.6.2;

“PLN” means Polish zloty, the currency of Poland;

“Project Company’s Bank Accounts” mean any of the bank accounts listed in Schedule 1.1(D) to this Agreement, each additionally with the names of persons who have access to such respective Project Company’s Bank Account (“Former Representatives”) and all of them shall be jointly referred to as the “Project Companies’ Bank Accounts”;

“Project Company” means any company listed in Schedule 1.1(E), and all of them shall be jointly referred to as the “Project Companies”;

“Projects” means jointly the projects listed in Schedule 1.1(E), and the “Project” means any of them;

“Properties” means jointly the real estates listed in Schedule 1.1(F), needed for the development and/or operation of the Projects, held in usufruct or leased by the Project Companies, and the “Property” means any one of the Properties;

“Purchase Price” has the meaning given in Clause 3.1;

“Purchase Price Tranche 1” has the meaning given in Clause 3.6.1;

“Purchase Price Tranche 2” has the meaning given in Clause 3.6.2;

“Release Amount” has the meaning given in Clause 5.1.9;

“Release Instruction” means the release instruction describing the condition for the release and delivery to the Buyer the Solis Release Letter and the Solis Pay-off Letter, in the form attached to this Agreement as Schedule 6.2.1 (C)

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, rights to repayment or credit granted by or available in relation to Tax pursuant to any legislation or otherwise;

“Representation” means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise);

“Retained Amount” means EUR 1,533,665.00 (one million and five hundred thirty three thousand and six hundred sixty five euro) to be retained by the Buyer until the date falling 12 months after the Completion; each of the FY22 CIT Retained Amount and the WHT Retained Amount shall constitute parts of and be included in this Retained Amount;

“Seller’s Group Undertaking” means the Seller and/or an undertaking which is, at the date of this Agreement, a subsidiary undertaking or parent undertaking of the Seller or a subsidiary undertaking of a parent undertaking of the Seller, but in each case excluding the Project Companies;

“Seller’s Knowledge” means the actual awareness and knowledge of the persons who on the date hereof are the members of the management board of the Project Companies and the knowledge of any fact or matter in his/her capacity as the member of the management board could have obtained after due inquiry of the employees of the Project Companies and the Seller’s legal, tax, financial and commercial advisors; applying the standard of care of a prudent businessman pursuant to Article 293 par. 2 of the Commercial Companies Code;

“Seller’s Lawyers” means Sołtysiński Kawecki & Szlęzak - Kancelaria Radców Prawnych i Adwokatów Spółka Jawna;

“Seller’s VPPA Security” has the meaning given in Clause 12.1;

“Seller’s Cash Deposit” has the meaning given in Clause 12.1;

“Shareholder Loans” means the shareholder loans provided to the Project Companies by the Seller based on the Shareholder Loan Agreements;

“Shares” means jointly the shares in the share capital of each Project Company representing 100% (one hundred percent) of all of the shares in the share capital of such Project Company and 100% (one hundred percent) of the votes at the shareholders’ meeting of such Project Company, details thereof are indicated in Schedule 1.1(E);

“Shareholder Loan Agreements” means the loan agreements executed between the Seller (as a lender) and each Project Company (as borrower), listed in Schedule 1.1(G);

“Shareholder Loan Amounts” means the amounts due under the Shareholder Loan Agreements, including both interest and principal, for the Project Companies as at the Completion Date;

“SINO-CEE Guarantee” means the irrevocable and unconditional guarantee issued by SINO – CEE Fund II in order to secure the payment of the Purchase Price, the Shareholder Loan Amounts, and subject to any set-off as the case may be, the payment of the Retained Amount, copy of which is attached as Schedule 1.1(H);

“SINO – CEE Fund II” means SINO – CEE Fund, registered in Luxembourg, entered in the companies register under RCS number B272596;

“SolarPark Samas” means SolarPark Samas spółka z ograniczoną odpowiedzialnością, a limited liability company incorporated and existing under the laws of Poland, having its registered office in Warsaw, at ul. Garażowa 5A, 02-651 Warsaw, Poland, registered in the register of entrepreneurs of the National Court Register maintained by the District Court for the Capital City of Warsaw in Warsaw, 13th Commercial Division of the National Court Register under KRS No. 0000584357, REGON (statistical number): 362977533, NIP (tax identification number): 1132897915;

“Solis Bond” means ISIN NO0010914914 – Solis Bond Company Designated Activity Company Senior Secured Green Bond Issue 2021/2024;

“Solis Pay-off Letter” means the letter to be executed between Solis Bond Trustee and the Parties in the form constituting Schedule 6.2.1 (A) hereto, to be issued and delivered on Completion;

“Solis Release Letter” means the letter to be executed in the written form with signatures notified by a relevant notary public and certified with Apostille, to be issued on the Completion Date from the Solis Bond Trustee to the Seller, releasing the existing security on the Project Companies in the form attached to this Agreement as Schedule 6.2.1 (B);

“Solis Bond Terms” means the Solis Bond terms originally dated 5 January 2021, as amended by an amendment agreement no. 1 dated 5 July 2021;

“Solis Bond Trustee” means Nordic Trustee AS;

“Solis Bond Restricted Bank Account” means bank account no NO5012510504591 opened in J DNB Bank ASA, maintained for the Seller but restricted and pledged for the benefit of the Solis Bond Trustee; SWIFT: DNBANOKKXXX, IBAN: NO5012510504591;

“Subrogation Agreement” means the subrogation agreement concerning Shareholder Loans to be concluded between the Seller and the Buyer on Completion Date, in the form set out in Schedule 1.1(I);

“Surviving Provisions” means Clause 1 (Interpretations), Clause 11 (Confidential Information), Clause 12 (Announcements), Clause 16 (Notices), and Clause 17 (Governing Law and Dispute Resolution);

“Sum Recovered” has the meaning given in paragraph 8.2 of Schedule 8.3;

“Tax” means any tax (including local taxes, customs charges, corporate income tax, value added tax, withholding of payroll tax, social insurance payments administered by any social insurance funds or pension funds, tax and customs duty) and any other charges imposed by any Tax Authority, including penalties, fines or similar such amounts, and interest on any of the foregoing;

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world authorised to charge Tax pursuant to the Tax Ordinance;

“Tax Certificates” means: (i) the certificates issued by the respective Tax Authority on the basis of Article 306e of the Tax Ordinance Act confirming that the Project Companies have no arrears in the payment of any Tax and that no proceedings aimed at defining or declaring the tax liabilities of the Project Companies were pending; (ii) the certificates issued by the Social Insurance Office (Zakład Ubezpieczeń Społecznych), in accordance with Article 50 Section 4 and Article 123 of the Act dated 13 October 1998 on Social Security System (Ustawa o systemie ubezpieczeń społecznych) and Articles 217 and 218 of the Act dated 14 June 1960 - Administrative Proceedings Code (Kodeks postępowania administracyjnego), confirming no arrears of the Project Companies with the social security payments; (iii) the certificates issued by the President of the Management Board of the State Fund for the Rehabilitation of the Disabled (Prezes Zarządu Państwowego Funduszu Rehabilitacji Osób Niepełnosprawnych) in accordance with Article 306e of the Tax Ordinance Act confirming no arrears of the Project Companies with the payments to the State Fund for the Rehabilitation of the Disabled and that no proceedings aimed at defining or declaring the Project Companies’ liabilities with respect to the payments to the State Fund for the Rehabilitation of the Disabled were pending; (iv) the certificates issued by the respective local Tax Authority on the basis of Article 306e of the Tax Ordinance Act confirming that the Project Companies have no arrears in the payment of any local Tax and that no proceedings aimed at defining or declaring the local tax liabilities of the Project Companies were pending;

“Tax Ordinance” means the Polish tax ordinance (Ordynacja Podatkowa) of 29 August 1997 (as amended);

“TCMA” means the agreement on technical management services for the Witnica photovoltaic plant concluded on 1 October 2020 between Solarpark Samas and BayWa Operation Services GmbH;

“TEAs” has the meaning given in paragraph 5.2 in Schedule 8.1;

“Third Party Claim” has the meaning given in paragraph 7.1 of Schedule 8.3;

“Total Consideration” means the aggregate payment made to the Seller consisting of the Purchase Price and Shareholder Loan Amounts;

“Total Daily Accrued Interest” means an amount equal to the aggregate of the Daily Accrued Interest for each day from (and including) the day immediately following the Locked-Box Date up to (and including) the Completion Date;

“Total Liability Amount” sum of the Purchase Price and Shareholder Loan Amounts;

“Transaction” means the transaction contemplated pursuant to the Transaction Documents;

“Transaction Documents” means this Agreement, the Final Agreement, the Disclosure Letter, Subrogation Agreement and any other document entered or to be entered into pursuant to this Agreement;

“Transmission Easement Agreement” means a transmission easement agreement between SolarPark Samas and BayWa r.e. Polska sp. z o.o. dated 6 August 2021 for Witnica project;

“VPPA” means the guarantees of origin and virtual power purchase agreement relating to Witnica photovoltaic plant concluded on 19 December 2020 between the Seller and Górażdże Cement S.A.;

“VPPA Counterparty” means Górażdze Cement S.A.;

“Warranty” means any representation or warranty contained in Schedule 8.1 and “Warranties” means all those representations and warranties;

“Warranty Claim” has the meaning given in paragraph 1.1 of Schedule 8.3;

“WHT” means the withholding tax with respect to interest payments in connection with the Shareholder Loans;

“WHT Evidence” has the meaning given in Clause 7.4;

“WHT Maximum Amount” means the amount of the WHT in connection with all the Shareholder Loans in respect of interest paid during the period from the acquisition of the relevant Project Company by the Seller until the relevant date, calculated at withholding tax rate of maximum 20%; for the avoidance of doubt the WHT on the interest from the Shareholder Loans may be also calculated and paid at a lower withholding Tax rate applicable under agreement between the government of Ireland and the government of the Republic of Poland for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income signed on 13 November 1995 as modified by the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting signed by Ireland and by Poland on 7 June 2017;

“WHT Refund” means the refund of the relevant amount of the WHT collected in connection with payment of the interest on the Shareholder Loans paid during the period between 1 October 2023 and 31 December 2023 to be awarded to the Seller by the relevant Tax Authority; the actual amount to be remitted by the Project Companies regarding interest payments in connection with the Shareholder Loans paid during the period between 1 October 2023 and 31 December 2023 should be net of Tax calculated from this interest at withholding tax rate of 20%;

“WHT Refund Amount” means the amount of the WHT Refund applied for to the Tax Authority by the Seller;

“WHT Repayment Evidence” has the meaning given in Clause 7.5;

“WHT Retained Amount” means EUR 668,323, as it may be reduced in accordance with Clauses 3.10 and 3.10;

“Zoning Permit” means zoning and land development decision (decyzje o warunkach zabudowy i zagospodarowania terenu) issued in accordance with the provisions of the Act of 27 March 2003 on spatial planning and development (as amended) (ustawa o planowaniu i zagospodarowaniu przestrzennym) allowing for construction of the given Project.

1.2	In this Agreement, a reference to:

1.2.1	a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with article 4 section 3 of the CCPA. A subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

1.2.2	a “statutory provision” includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

1.2.3	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.4	an “individual” includes a reference to that individual’s legal personal representatives, successors and permitted assigns;

1.2.5	a “director” of a Polish joint stock company or a Polish limited liability company means a member of the management board of such company;

1.2.6	each “Party” include references to its legal successors and assigns;

1.2.7	an “officer” of a Polish joint stock company or a Polish limited liability company means a director, a member of the supervisory board or a proxy (prokurent) of such company;

1.2.8	a “Clause”, “paragraph” or “Schedule”, unless the context otherwise requires, is a reference to a Clause or paragraph of, or schedule to, this Agreement;

1.2.9	“best endeavours” means “należyta staranność przy uwzględnieniu zawodowego charakteru”; and

1.2.10	references to the word “procure” or “shall procure” (or any similar term) shall be construed as creating an obligation of result (zobowiązanie rezultatu) and for breach of such obligation a relevant Party shall bear a strict liability;

1.2.11	any references in this Agreement to “written” or “in writing” should be understood as a requirement to use the written form (forma pisemna) and/or electronic form (forma elektroniczna) within the meaning of the Civil Code;

1.2.12	where appropriate, a reference importing the singular shall include the plural and vice versa and any reference importing a gender includes the other genders;

1.2.13	words or phrases derived from a defined term have a corresponding meaning to the defined term;

1.2.14	times of the day is to Warsaw time; and

1.2.15	the words “include”, “includes”, “including” and “in particular” shall be deemed to be followed by the words “without limitation”.

1.3	If there is any obligation to pay a guarantee amount (suma gwarancyjna) under this Agreement, unless expressly provided to the contrary under this Agreement or other Transaction Documents:

1.3.1	the guarantee amount will be based on the principle of the freedom of contracts, pursuant to art. 353 of the Civil Code;

1.3.2	the payment of the guarantee amount shall not release the paying party from its obligations the breach of which has triggered the obligation to pay such guarantee amount;

1.3.3	the party demanding payment of the guarantee amount may claim damages exceeding the amount of the guarantee amount;

1.3.4	the paying party may not demand a decrease of the guarantee amount; and

1.3.5	the guarantee amount shall be paid within thirty (30) days after request for payment is served on the paying party.

1.4	The headings in this Agreement do not affect its interpretation.

1.5	Any monetary sum to be taken into account for the purposes of any Warranty where that sum is expressed in a currency other than PLN shall be translated into PLN at the average exchange rate applicable to that non PLN currency as published on the official website of the National Bank of Poland on the day immediately preceding the date of this Agreement (or, if such day is not a Business Day, on the Business Day immediately preceding such day).

1.6	Where it is necessary to determine whether a monetary limit or threshold referred to in Schedule 8.3 has been reached or exceeded and the value of the Claim is expressed in a currency other than PLN, the value of that Claim shall be translated into PLN at the average exchange applicable to that amount of that non PLN currency as published on the official website of the National Bank of Poland on the date of receipt by the Seller of written notification from the Buyer in accordance with paragraph 2 of Schedule 8.3 of the existence of such Claim (or, if such day is not a Business Day, on the Business Day immediately preceding such day).

2.	SALE AND PURCHASE OF SHARES

2.1	On the terms and subject to the conditions set out in this Agreement, subject to the satisfaction or waiver by the Buyer (as the case may be) of all Conditions, the Seller and the Buyer undertake to perform the Completion Actions, including to execute the Final Agreement based on which the Seller shall sell and transfer the ownership and the Buyer shall buy all the Shares in the Project Companies, and all rights attached to the Shares , free of any Encumbrances, in consideration for the Purchase Price.

2.2	For the purpose of the Parties’ obligation to enter into the Final Agreement, this Agreement is a preliminary agreement (umowa przedwstępna) and the Final Agreement is final agreement (umowa przyrzeczona) with respect to the Shares in each Project Company (as those terms are used in article 389 and article 390 of the Civil Code). The term for the conclusion of the Final Agreement, referred to in article 389 section 2 of the Civil Code shall be the Completion Date.

2.3	At Completion the Buyer shall also take over, by way of subrogation, the Shareholder Loans by payment of an amount equal to the Shareholder Loan Amounts. Such subrogation shall be effected pursuant to the Subrogation Agreement which shall be executed on Completion Date in accordance with Clause 6.2.11. Upon signing of the Subrogation Agreement and payment of the Shareholder Loan Amounts the Buyer shall become the creditor of each Project Company under the Shareholder Loans by way of subrogation in accordance with Article 518 § 1 point 3 of the Civil Code and the Buyer shall therefore assume all rights, claims and receivables attached to the Shareholder Loans.

2.4	The transfer of the full legal title to the Shares in each Project Company will occur at the Completion upon crediting the Solis Bond Restricted Bank Account with the Purchase Price Tranche 1 and the Shareholder Loan Amounts.

3.	PURCHASE PRICE

3.1	In consideration for the sale and transfer of the Shares in each Project Company the Buyer shall pay to the Seller an amount equal to: (i) the amount calculated pursuant to the methodology and formulas set forth in Schedule 3.1 and paid in accordance with Clause 3.6 hereof (“Purchase Price”) increased by (ii) the Total Daily Accrued Interest. The exact allocation of the Purchase Price between the respective Shares in the Project Companies is presented in Schedule 3.1.

3.2	If there is a need for the conversion of any amount that is expressed in PLN into EUR (or vice versa) or PLN into any other currencies, then the average exchange rate published by the National Bank of Poland for the relevant currency on the 30 December 2022, i.e. EUR 1 = PLN 4.6899.

3.3	If any sum payable by a Party under this Agreement is subject to Taxes (whether by way of deduction, withholding, set-off, counterclaim or loss or diminution of any tax relief or otherwise), such payment will be increased with an amount that leaves the other Party and, if applicable, the Project Companies in the position in which each of them would have been, had such sum payable by such Party under this Agreement not been subject to Taxes. For purposes of calculating the increased payment as set out in the previous sentence, the value of any loss or diminution of tax loss will be equal to the amount of tax loss so reduced or diminished multiplied by the highest statutory rate of the relevant corporate income tax applicable in the year in which the payment is made.

3.4	The Shareholder Loan Amounts and the Total Daily Accrued Interest shall be calculated as of the Completion Date.

3.5	The Parties agree that the Shareholder Loan Amounts and the Total Daily Accrued Interest shall be notified to the Buyer in writing not later than ten (10) Business Days prior to the Completion Date (“Payment Notice”). Such Payment Notice shall also include the amount of the Additional Leakage Amount. Form of the Payment Notice is attached as Schedule 3.5 hereto. The Buyer shall have a right to disagree with such calculation by giving justified notification not later than 5 (five) Business Days after it receives the Payment Notice, and in such a case the calculation of the Buyer shall be binding for the Parties.

3.6	The Purchase Price shall be paid by wire transfer in the following way:

3.6.1	Purchase Price reduced by the Retained Amount shall be paid on the Completion Date by wire transfer to the Solis Bond Restricted Bank Account in accordance with Clause 6.2.12 (“Purchase Price Tranche 1”); and

3.6.2	the Retained Amount, reduced by any sum in accordance with Clause 3.8, shall be paid by wire transfer to the Solis Bond Restricted Bank Account on the day falling 12 months after the Completion (“Purchase Price Tranche 2”).

3.7	Shareholder Loan Amounts shall be paid on the Completion Date by wire transfer to the Solis Bond Restricted Bank Account in accordance with Clause 6.2.12.

3.8	The Buyer shall have the right to set-off or otherwise deduct the Buyer’s receivable in relation to the Seller under any of the following: (i) Loss caused by breach of any of the Fundamental Warranties, (ii) Leakage, (iii) Loss caused by breach of Clause 10 (Interim Period Covenants), (iv) Loss caused by breach of Clause 7.7 (Seller’s Post-Completion Undertakings, related to maintenance of the Project Companies’ Bank Accounts), (v) any part of the WHT Retained Amount not paid or payable to the Seller in accordance with Clauses 3.9 to 3.11 by the date falling 12 months after the Completion; (vi) any part of the FY22 CIT Refund Amount not paid or payable to the Seller in accordance with Clauses 3.13 by the date falling 12 months after the Completion; or (vii) failure of the Seller to transfer Seller’s Cash Deposit to the Buyer although required under Clause 12.1 last sentence, against the Seller’s receivables towards the Buyer, in particular the Retained Amount, provided that the Buyer has duly observed its obligations hereunder in relation to the relevant breach, including providing the Seller with reasonable access to information and documents.

3.9	The entire WHT Retained Amount shall be paid on account of the Purchase Price Tranche 2 within 10 (ten) Business Days from providing the WHT Evidence in accordance with Clause 7.4 to the Buyer.

3.10	Notwithstanding Clause 3.9 and in accordance with Clause 7.5, the part of the WHT Retained Amount equal to the amount covered by WHT Repayment Evidence, subject to Clause 3.11 below, shall be paid by the Buyer on account of the Purchase Price Tranche 2 within 10 (ten) Business Days from providing the Buyer with the relevant WHT Repayment Evidence covering in full or in part the WHT Maximum Amount.

3.11	In case the Seller pays any part of the WHT Maximum Amount covered by WHT Repayment Evidence, the WHT Retained Amount to be released by the Buyer shall include also Tax penalty interest at a rate of 14.5% per annum on any part of the WHT Maximum Amount paid by the Seller that would be accrued during the period from the payment made by the Seller until 31 December 2024.

3.12	For the avoidance of doubt, the payment made by the Buyer under Clause 3.9 satisfies in full the obligations of the Buyer under Clauses 3.10 and 3.11. Moreover, any payments made under Clauses 3.10 and 3.11 shall reduce the payment to be made under Clause 3.9 by the amounts paid to the Seller under Clauses 3.10 and 3.11.

3.13	In the extent any part of the FY22 CIT Refund Amount is repaid and credited with the part of the FY22 CIT Refund Amount relevant for a given Project Company, such part of the FY22 CIT Retained Amount shall be paid on account of the Purchase Price Tranche 2 within 10 (ten) Business Days from providing the FY22 CIT Evidence as per Clause 7.6.

3.14	Without prejudice to Clause 3.8 and any other possible deductions of the Purchase Price Tranche 2, in the event the Seller fails to provide the WHT Evidence, WHT Repayment Evidence as per Clauses 7.4 and 7.5 or the FY22 CIT Evidence as per Clause 7.6 within the period of 12 months after the Completion the Purchase Price Tranche 2 to be paid by the Buyer shall be reduced by the still retained WHT Retained Amount and/or the FY22 CIT Retained Amount, as applicable.

3.15	In order to secure payment of the Purchase Price, the Shareholder Loan Amounts and, subject to any set-off, the payment of the Retained Amount, the Buyer has provided the Seller with correct, complete and up-to-date SINO-CEE Fund Guarantee.

4.	LEAKAGE

4.1	The Seller undertakes (zobowiązuje się) and guarantees (zapewnia) to the Buyer (zobowiązanie gwarancyjne) that in the period between the Locked Box Date (exclusive that date) and the Completion Date (inclusive) no Leakage will occur (“Locked Box Covenant”).

4.2	The Seller agrees to indemnify the Buyer, on 1 EUR for 1 EUR basis and pay in cash the amount equal to the value of the Leakage or the cash equivalent of the Leakage, that was caused by any breach of any Locked Box Covenant (“Leakage Claim”).

4.3	In the event any Leakage occurred prior to the Completion Date (inclusive), and the fact and the value of the Leakage is known to the Buyer, such Leakage shall be deducted from the Purchase Price. The Parties agreed that the Leakage for the period between 1 January 2023 and 31 July 2023 amounts to EUR 2,695,026. The Leakage for the period between 1 August 2023 and the Completion will be calculated by the Seller and provide in the Payment Notice (“Additional Leakage Amount”).

4.4	If the Buyer becomes aware of any matter that gives or may give rise to a Leakage Claim, the Buyer must give notice of such Leakage Claim (“Leakage Claim Notice”) to the Seller no later than 30 (thirty) Business Days after it becomes aware of the matter on which such Leakage Claim is based. The Leakage Claim Notice shall include the information on:

4.4.1	the matter that gives or may give rise to the Leakage Claim; and

4.4.2	if reasonably practicable, an estimate of the amount of the Leakage, arising out of the Leakage Claim or the matter that gives or may give rise to the Leakage Claim.

4.5	The Buyer shall procure that the respective Project Company to provide relevant documents and information in relation to the Leakage Claim to the Seller.

4.6	The provisions in Clauses 4.1 to 4.4 shall not in any respect be extinguished or affected by the Completion but, for the avoidance of doubt, no claim may be brought in respect of these provisions unless and until the Completion has occurred.

4.7	If the Seller pays any sum to the Buyer pursuant to a Leakage Claim, the Purchase Price received by the Seller for the sale of the Shares shall be deemed to be reduced by the amount of such payment.

5.	CONDITIONS

5.1	The obligation of the Parties to perform the Completion Actions, including execution of the Final Agreement on the Completion Date, is conditional upon satisfaction or waiver by the Buyer, of the following conditions precedent (collectively “Conditions”, and each a “Condition”):

5.1.1	the Solis Bond Trustee shall deliver to the Buyer a scanned copy of the Solis Pay-off Letter and the Solis Release Letter both duly executed by Solis Bond Trustee (copy shared via e-mail should be sufficient), original of which shall be delivered to the Buyer on Completion;

5.1.2	the Seller shall deliver to the Buyer an annex to the Transmission Easement Agreement and an annex to the Agreement on Technical Management Services for the Witnica Photovoltaic Plant concluded between SolarPark Samas and BayWa Operation Services GmbH on 1 October 2020, executed by parties thereto in the form attached to this Agreement as Schedule 5.1.2.

5.1.3	the Seller shall deliver to the Buyer evidence of applications to the relevant distribution system operator for final operational notification (ostateczne pozwolenie na użytkowanie) issued in accordance with the Commission Regulation (EU) 2016/631 of 14 April 2016 laying down the Grid Code on requirements for the connection of generating units to the grid (NC RfG) with respect to the following projects, consisting of type B generation modules: Gościeszyn (submitted by the Seller to the DSO no later than 16 October 2023), Rakowiec (submitted by the Seller to the DSO no later than 15 December 2023), SSW7, SSW8, SSW9, SSW10, SSW11, SSW12, SSW13, SSW14, SSW15, SSW16 (submitted by the Seller to the DSO no later than 20 December 2023);

5.1.4	the Seller shall obtain consent of the VPPA Counterparty to the change of control over SolarPark Samas; the Buyer undertakes in this respect to cooperate with the Seller to the extent that it is necessary to provide VPPA Counterparty with the relevant financial statements concerning the Buyer;

5.1.5	SolarPark Samas shall terminate two labour contracts which were not provided in the Data Room, whereas in the relevant termination the parties thereto shall confirm that the relevant person with whom SolarPark Samas terminates the agreement does not have any claims towards SolarPark Samas;

5.1.6	the Seller shall obtain a consent for the transfer of shares in each of the Project Companies, in the form of the shareholders’ resolution and deliver copies of such consents to the Buyer;

5.1.7	the Seller shall conclude annexes to O&M Agreements with UPER to specify any party is entitled to terminate the O&M Agreements with UPER by notice with immediate effect, and that no any compensation will be incurred due to this termination;

5.1.8	all management agreements between Alternus Energy Group Plc and each of the Project Companies (the “Management Services Agreements”) shall be terminated and all the outstanding balances of management fees payable to the Seller or any Seller’s Group Undertaking shall be fully settled between Alternus Energy Group Plc and each Project Company prior to Closing, and included in the calculation of the Purchase Price as a Leakage.. Upon termination of the Management Services Agreements the Seller shall confirm to the Buyer that there are no other management fees due to Alternus Energy Group Plc, or any other claims towards any of the Project Company under any of the Management Services Agreements, in particular under-accrued management fees for 2023 or years prior to 2023; and

5.1.9	if prior to the Completion Date, the Purchase Price Tranche 1 increased by the Shareholder Loan Amounts pursuant to the provisions herein (including verification procedure included in Clause 3.5) ( the “Release Amount”) is calculated, and such calculated Release Amount is lower than EUR 52,000,000 (fifty two million euro), the Seller shall procure that the Solis Bond Trustee issues uncinditional and irrevocable statement accepting such Release Amount in the lower amount which shall be made in the form and contents in accordance with Clause 2.4. of the Solis Pay-off Letter. For the avoidance of any doubts, if the Release Amount so calculated amounts to at least EUR 52,000,000 (fifty two million), this provision shall be deemed as not reserved at all and shall not constitute a Condition.

5.2	All of the Conditions are reserved for the benefit of the Buyer, and the Buyer shall have the right, but not obligation to waive any of the Conditions. The Buyer may, in its absolute discretion, waive any and all the Conditions by written notice to the Seller on or prior to the Longstop Date.

5.3	The Seller shall use its best endeavors to satisfy the Conditions as soon as possible and in any event no later than by the Longstop Date.

5.4	The Seller is obliged to notify the Buyer in writing of the status of the performance of the Conditions in respect of each Project and/or Project Company not later than 3 (three) Business Days following the fulfilment of each Condition. For the avoidance of doubts the Conditions are deemed satisfied upon confirmation thereof by the Buyer.

5.5	If any of the Conditions is not satisfied on or before the Longstop Date, the Buyer shall have a right to rescind (odstąpić) this Agreement with immediate effect in writing within the period of 10 (ten) Business Days after the Longstop Date. If the right to rescind this Agreement is exercised pursuant to this Clause 5.5, this Agreement shall cease to exist, and each Party’s further rights and obligations shall cease immediately, except for the Surviving Provisions. Rescission of the Agreement shall remain without prejudice to any rights and liabilities of the Parties which have accrued before such rescission (including the right to claim damages or guarantee amounts, if any).

6.	COMPLETION

6.1	If the Conditions are satisfied (or waived) on or before the Longstop Date, the Completion shall take place on the 10th (tenth) Business Day following the date on which the Buyer confirms the last Condition is satisfied (“Completion Date”). Completion will take place at the offices of the Buyer’s Lawyers. The Completion will start at 10.00 a.m. CET, unless otherwise agreed by the Parties in writing or in documentary form (forma dokumentowa) within the meaning set forth in the Civil Code (i.e. including via e-mail).

6.2	On the Completion Date, the Parties undertake to take the following actions in the sequence as provided in this Clause 6.2 (“Completion Actions”):

6.2.1	the Seller shall procure that the Solis Bond Trustee or its relevant attorney shall present the originals of duly executed Solis Pay-off Letter with Release Instructions executed in the written form and Solis Release Letter executed in the written form with the signature certified by a notary public and certified by Apostille to the Buyer and Buyer’s Lawyers; without prejudice to Clause 6.5 such relevant attorney shall be present until the end of the Completion;

6.2.2	the Buyer shall review the Solis Release Letter, the Solis Pay-off Letter, and the Release Instructions to check if these are in the agreed form,

6.2.3	the Seller shall procure that each Project Company shall execute the Solis Pay-off Letter already executed by the Solis Bond Trustee;

6.2.4	the Seller shall hold an extraordinary shareholders’ meeting of each of the Project Companies and adopt resolutions on: (i) the appointment of the following persons as the new management board members of each of the Project Companies: Fei Yang and (ii) the dismissal of the remaining (former) management board member(s) of each Project Company (unless they provide a resignation letter) in line with the form attached to this Agreement as Schedule 6.2.4. The resolutions on the dismissals and appointments and/or the acceptance of the resignation letters shall be effective upon the transfer of title to the Shares to the Buyer;

6.2.5	the Seller shall provide the Buyer with: (i) a written proof that all powers of attorney, including commercial proxy (prokura), issued or granted by the Project Companies are terminated and crossed off court register and/or (ii) copies of the applications to National Court Register on crossing-out commercial proxies;

6.2.6	the Seller shall deliver to the Buyer consents for the transfer of the Shares in each of the Project Companies, in the form of the resolution of the shareholders’ meeting of each Project Company;

6.2.7	the Seller shall deliver to the Buyer up-to-date Tax Certificates for each of the Project Companies, each issued no earlier than 50 (fifty) days prior to the Completion Date and no later than 3 (three) days prior to the Completion Date;

6.2.8	the Seller shall provide a statement signed by the former management board members of each of the Project Companies waiving all possible claims resulting from holding said position, in the form attached to this Agreement as Schedule 6.2.8;

6.2.9	the Seller shall sign a statement under which the Seller waives any and all claims against all of the Project Companies and confirming that the Seller’s Group Undertaking have no claims against all the Project Companies in line with the form attached as Schedule 6.2.9;

6.2.10	the Parties will execute the Final Agreement with respect to the Shares in each Project Company;

6.2.11	the Parties and the relevant Project Company will enter into the Subrogation Agreement in respect of the Shareholder Loans in the form attached to this Agreement as Schedule 1.1(L);

6.2.12	the Buyer shall pay to the Solis Bond Restricted Bank Account the Purchase Price Tranche 1 and Shareholder Loans Amount and the Solis Bond Restricted Bank Account shall be credited with the Purchase Price Tranche 1 and Shareholder Loans Amount;

6.2.13	the Seller shall procure that the originals of the Solis Release Letter are handed over to the Buyer’s Lawyers together with the Release Instruction and the Buyer’s Lawyers shall act as an escrow agent for the Release Letter and Solis Pay-off Letter;

6.2.14	the Seller shall confirm in writing the crediting of the Solis Bond Restricted Bank Account with the Purchase Price Tranche 1 and Shareholder Loans Amount in line with the form attached as Schedule 6.2.14;

6.2.15	the Seller shall procure that the Solis Bond Trustee shall instruct the Buyer’s Lawyers to release the originals of the Solis Release Letter to the Buyer;

6.2.16	the Buyer’s Lawyers shall release the originals of the Solis Release Letter to the Buyer;

6.2.17	the Buyer and the Seller shall submit to each Project Company notification confirming the sale and transfer of the Shares from the Seller to the Buyer, as well as notifying each Project Company that the Buyer has become the sole shareholder of the Project Company exercising a dominant position in respect thereof, such notification to be executed in the form of Schedule 6.2.17;

6.2.18	the Buyer shall procure that each Project Company shall provide a statement addressed to the former member(s) of the management board of each of the Project Companies waiving all possible claims towards them, in the form attached to this Agreement as Schedule 6.2.18;

6.2.19	the parties to the NDA shall terminate the NDA effective as of Completion in the form attached to this Agreement as Schedule 6.2.19.

6.3	The Completion shall be considered to have taken place when all (unless the Parties agree otherwise in documentary form (including via e-mail)) of the Completion Actions have been duly performed.

6.4	No Party is required to complete a Completion Action required of such Party unless the other Party complies with all of the preceding Completion Actions for which it is responsible.

6.5	In the event that not all of the actions contemplated in Clause 6.2 are actually completed within 1 (one) Business Day, the Parties shall continue to proceed with the Completion on the next Business Day falling immediately after such Business Day or on any other Business Day, if agreed in documentary form (including via e-mail).

6.6	If despite satisfaction of the Conditions (or their waiver by the Buyer) the Completion does not take place on the Completion Date because the Seller or the Buyer fails to comply with any of its obligations under Clause 6.2, the non-breaching Party may by notice to the defaulting Party:

6.6.1	proceed to Completion to the extent reasonably practicable (without limiting its rights under this Agreement); or

6.6.2	postpone the Completion to such date as the non-breaching Party may specify, which shall be no earlier than 5 (five) and no later than 10 (ten) Business Days after the date first set for Completion (“Postponed Completion Date”).

6.7	If the non-breaching Party postpones the Completion to the Postponed Completion Date in accordance with Clause 6.6, the provisions of this Agreement shall apply as if the Postponed Completion Date was the Completion Date.

6.8	If the Completion is postponed by the non-breaching Party in accordance with Clause 6.6 and the Completion does not take place on such Postponed Completion Date due to the failure of the defaulting Party to comply with any of its obligations under Clause 6.2, the non-breaching Party shall be entitled to, at its own choice, either:

6.8.1	to seek specific performance of the Agreement before courts or guarantee payment, at its sole discretion or

6.8.2	shall have a right to rescind (odstąpić) this Agreement with immediate effect in writing within the period of 5 (five) Business Days after the lapse of period indicated in Clause 6.6.2; if the right to rescind this Agreement is exercised pursuant to this Clause 6.8.2, this Agreement shall cease to exist, and each Party’s further rights and obligations shall cease immediately, except for this Clause and the Surviving Provisions.

6.9	In the event the non-breaching Party rescinds the Agreement in accordance with Clause 6.8.2, the breaching Party shall pay to the non-breaching Party a guarantee payment in the amount equal to 20% of the Total Consideration within 7 (seven) Business Days to the bank account specified by the non-breaching Party in a written demand delivered to the breaching Party; should the loss of the non-breaching Party be higher than the guarantee payment set forth in this Clause, the non-breaching Party shall be entitled to claim damages exceeding the amount of such guarantee payment.

7.	SELLER’S POST COMPLETION UNDERTAKING

7.1	The Seller shall, before and following the Completion, submit an application to the DSO for the extension of the relevant distribution Agreement and use its best endeavours to receive extension of such relevant distribution Agreement with respect to the following Projects:

7.1.1	Gościeszyn (no later than until the Longstop Date);

7.1.2	Rakowiec (no later than until 31 January 2024);

7.1.3	SSW7, SSW8, SSW9, SSW10, SSW11, SSW12, SSW13, SSW14, SSW15, SSW16 (no later than until 11 March 2024).

7.2	Following the Completion, the Seller and the Buyer shall cooperate in good faith with each other in order to redirect any mail or documents received, which belong to the other Party or any Project Company.

7.3	Following the Completion, not later than 7 (seven) Business Days from the Completion Date, the Seller shall provide the Buyer with service providers’ name list and the documentation custody list prepared by such service providers and the Seller regarding the Project Companies which is in possession of the Seller or held by any third parties on its behalf. The list of documents to be handed over by the Seller to the Buyer constitute Schedule 7.3 hereto. The documentation which is in the possession of Seller shall be handed over to Buyer with 20 (twenty) days after the Completion.

7.4	The Project Companies shall withhold and pay to the Tax Authority a withholding tax calculated at the rate of 20% on interest payments made in connection with the Shareholder Loans which were paid during the period between 1 October 2023 and 31 December 2023 without any gross-up. The Seller shall apply to the relevant Tax Authority for the refund of the relevant WHT Refund and shall procure that the relevant WHT Refund is awarded by a final and non-appealable decision of a relevant Tax Authority or repaid to the bank account maintained for the Seller or for any of the Project Companies. The Seller shall provide the Buyer with the relevant evidence, i.e. the decisions or excerpts from the bank account evidencing the relevant refund of the WHT Refund Amount within 2 (two) Business Days from the earlier of: (i) the Seller’s bank account is credited with the relevant WHT Refund, or (ii) the decision awarding the relevant WHT Refund Amount becomes final and non-appealable (“WHT Evidence”). If the Seller is challenged by the Tax Authority, resulting a given Project Company would be a party to the proceedings to the relevant refund of the WHT Refund, the Buyer shall procure that the relevant Project Company informs the Seller on receiving the WHT Evidence within 2 (two) Business Days from such an event and provides the Buyer with WHT Evidence within the same deadline. Subject to Seller bearing any and all costs related thereto, each Project Company shall cooperate with the Seller in a manner not hindering the Seller from procuring the relevant refund of the WHT Refund, in particular but not limited to, it shall provide the Seller with reasonably requested information, documents and powers of attorney. For the avoidance of any doubts, the Seller shall bear all costs and expenses related to any such proceedings, and the Seller and his respective lawyers or tax advisors will be responsible for leading and managing the relevant procedures.

7.5	Notwithstanding the above, the Seller may at any time following the Completion pay all or any part of the WHT Maximum Amount to the relevant Tax Authority and deliver an evidence that such payment has been made and duly credited with the account of the relevant bank account of appropriate Tax Authority (“WHT Repayment Evidence”). If this is the case, such WHT Repayment Evidence shall be delivered to the Buyer within 2 (two) Business Days upon the receipt thereof by the Seller.

7.6	The Seller shall procure that the entire FY22 CIT Refund Amount is refunded to the relevant Project Company by the relevant Tax Authority. The Seller shall provide the Buyer with the relevant evidence, i.e. the final and non-appealable decisions of a relevant Tax Authority awarding the relevant Project Company with the repayment of the FY22 CIT Refund Amount and/or excerpt from the relevant Project Company’s Bank Account confirming that the relevant FY22 CIT Refund Amount has been repaid to the bank account maintained for the relevant Project Company within 2 (two) Business Days from the earlier of: (i) the relevant bank account of a given Project Company is credited with the relevant FY22 CIT Refund Amount, or (ii) the decision awarding the relevant FY22 CIT Refund Amount becomes final and non-appealable; if there would be proceedings after the Completion, the Buyer shall procure that the Project Company informs the Seller on receiving the abovementioned decision or repayment within 2 (two) Business Days from such an event and provides the Seller with the relevant evidence within the same deadline) (“FY22 CIT Evidence”). In the event the Tax Authority challenges the relevant refund of FY22 CIT Refund Amount, the relevant Project Company shall, subject to the Seller bearing all costs and expenses related thereto, cooperate with the Seller in a manner not hindering the Seller from procuring the receipt of the FY22 CIT Refund Amount, in particular but not limited to, it shall provide the Seller with requested information and documents. For the avoidance of any doubts, the Seller shall bear all costs and expenses related to any such proceedings, and the Seller and his respective lawyers or tax advisors will be responsible for leading and managing the relevant procedures.

7.7	The Seller undertakes that, for the period starting from the Completion, and until the date, when the access to operate the relevant Project Companies’ Bank Accounts can be and is effectively transferred to the Buyer’s representatives, however no longer than until the lapse of 6 (six) months following the Completion, it shall procure that the relevant Project Company shall: (i) operate the relevant Project Company’s Bank Account in accordance with instructions of the Buyer, and (ii) obtain prior written consent from the Buyer for any operation on the relevant Project Company’s Bank Account (the consent request should include all details of the bank account operation, including the value, currency, other party of the transaction, title of the transfer, date and the legal basis and reason for the transfer. Moreover, at the same time of the access to operate the Project Companies’ Bank Account is being transferred to the Buyer, the Seller shall provide the Buyer with a statement from the relevant Bank that the access granted to Former Representatives has been permanently deactivated. In the event any transfer is made without a consent and causes a Loss for the relevant Project Company or for the Seller (in particular any example of payment listed in the definition of Leakage) (“Unauthorised Transfer”), the Seller shall be liable towards the Buyer, and shall indemnify the Buyer, on 1 EUR for 1 EUR basis and pay in cash the amount equal to the value or the cash equivalent, in the same way as agreed for the event of the Leakage.

8.	THE SELLER’S WARRANTIES

8.1	The Seller warrants to the Buyer that, save as Fairly Disclosed, each of the statements set out in Part A of Schedule 8.1 is true, accurate and not misleading (zgodne ze stanem faktycznym lub prawnym, rzetelne i niewprowadzające w błąd) as at Execution Date and as at Completion.

8.2	The Seller warrants to the Buyer that, save as Fairly Disclosed, each of the statements set out in Part B and Part C of Schedule 8.1 is true, accurate and not misleading (zgodne ze stanem faktycznym lub prawnym, rzetelne i niewprowadzające w błąd) as at Execution Date and as at Completion.

8.3	The rules of liability of the Seller for Breach of Warranties as well as for any Claims are set forth in Schedule 8.3 hereto. For the avoidance of doubt, the Seller is not liable for Breach of Warranties unless the Completion occurs.

8.4	Pursuant to Article 558 § 1 of the Civil Code, the Parties hereby agree that the Seller’s liability for warranty (rękojmia za wady) (set out in Articles 556 through 576 of the Civil Code) in connection with this Agreement and the sale of the Shares shall be excluded entirely (and likewise excluded are any other types of remedy and rights under the Civil Code; of contractual, tort or any other character, and under other agreements or otherwise). The Parties agree that the provisions of this Agreement and the other Transaction Documents constitute the sole and exclusive agreements among the Parties regarding the Seller’s liability in relation to the Transaction.

9.	THE BUYER’S REMEDIES

9.1	Notwithstanding that the Buyer becomes aware at any time that there has been a breach of any provision of this Agreement, the Buyer shall not be entitled to rescind or terminate this Agreement or treat this Agreement as rescinded or terminated but shall be entitled only to claim damages in respect of such matter on the terms and conditions set out in this agreement and, accordingly, the Buyer waives all and any rights of rescission or termination it may have in respect of any such matter (howsoever arising or deemed to arise). This is however without prejudice to Buyer’s right set out in Clause 8.26.8.2 of this Agreement.

10.	THE BUYER’S WARRANTIES AND UNDERTAKINGS

10.1	The Buyer warrant to the Seller that:

10.1.1	the Buyer is a société à responsibilité limitée (limited liability company), duly incorporated in Luxembourg and has full corporate power and capacity to enter into legal transactions including this Agreement, any other Transaction Document and to perform the Transaction, and has obtained all corporate approvals for the purchase of the Shares from the Seller;

10.1.2	the Buyer is not: (i) subject to any winding-up, bankruptcy or other insolvency proceedings, (ii) insolvent within the meaning of the Applicable Law relevant to its country of incorporation, (iii) unable to pay its debts as they fall due (nor has it stopped paying his debts as they fall due), or (iv) to its knowledge, threatened with insolvency;

10.1.3	the Buyer is duly represented in the conclusion of this Agreement and any other Transaction Documents;

10.1.4	the Buyer has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Transaction Document to be executed at or before Completion to which it is expressed to be a party (“Completion Documents”);

10.1.5	the Buyer’s obligations under this Agreement and the Completion Documents are, or when the relevant Completion Document is executed will be, enforceable in accordance with their respective terms;

10.1.6	no action was taken, no claim was raised, and no proceedings were initiated against or involving the Buyer, nor is there any threat of any of actions that could have an impact on the validity, effectiveness or enforceability of this Agreement and any other Transaction Document being taken or initiated;

10.1.7	the Buyer has and will have on the Completion Date immediately available the necessary cash resources to meet its obligations under this Agreement and the Buyer’s Completion Documents including payment of the Purchase Price Tranche 1 and the Shareholder Loan Amounts;

10.1.8	on Completion the SINO-CEE Fund Guarantee will be in full force and effect and has been executed by and is legal, binding and enforceable upon all the parties thereto in accordance with its terms;

10.1.9	the execution and delivery of, and the performance by the Buyer its obligations under, this Agreement will not:

(a)	result in a breach of any provision of the statutes or articles of association or by-laws or equivalent constitutional documents of the Buyer;

(b)	result in a breach of, or constitute a default under, any contract or instrument to which the Buyer is a party or by which the Buyer is bound;

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Buyer is a party or by which the Buyer is bound or submits to;

(d)	result in any harm to any creditors of the Buyer and prevent, either wholly or partially, the Buyer from satisfying a claim of any person; or

(e)	require the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(f)	the Buyer acknowledges that it and its advisors: (i) have conducted a legal, tax and financial due diligence of the Project Companies, and have obtained and reviewed to the Buyer’s satisfaction, all the documents and information on the Project Companies that the Buyer, Buyer’s Group Undertaking, or their respective advisers have requested, before entering into this Agreement, and (ii) have been afforded an access to the management of the Project Companies and the advisors of the Seller prior to the date hereof (including to discuss, obtain clarifications or raise questions on such documents and information); and;

(g)	the Buyer has no actual knowledge as at the date of this Agreement of any fact, matter or circumstance which might entitle the Buyer either at Completion or with the passing of time to make a Claim against the Seller.

10.2	The Buyer irrevocably commits to vote (or procures that any other person being a shareholder votes) at each Project Company’s relevant annual shareholders’ meeting held after each Completion for the business year 2023 in favour of resolutions acknowledging the fulfilment of duties (udzielenie absolutorium) in respect of the management board members of the Project Companies for the period until the Completion (except in the case of their fraud, gross negligence (rażące niedbalstwo) or willful misconduct (wina umyślna) or other legal constraints).

10.3	For a period of one (1) year starting on the Completion Date, the Buyer will cooperate with the Seller upon the written request provided in advance in the event an information relating to each Project Company is reasonably required by the Seller to enable the preparation of quarterly, half-yearly or annual accounts of the Seller for the financial years ending last before and next after the Completion Date. In such event the Seller will provide the Buyer with written request indicating at least scope of required information and respective Project Company. The Buyer will respond without undue delay to such request and will provide and/or enable the Seller to obtain such information upon Buyer’s discretion. The Seller shall bear any costs related to such cooperation.

10.4	The Buyer shall procure that each Project Company, for a period of one (1) year after Completion shall retain and allow during such period the Seller or the Seller’s representatives to have (during normal business hours and following reasonable notice) reasonable access to (and copies of) the books, records, documents and information relating to each Project Company to the extent they relate to the period prior to and immediately following the Completion and to the extent reasonably required by any Seller’s Group Undertaking to comply with any Applicable Law or to make any financial statements or Tax returns or other returns or reports required by Applicable Law. In such event the Seller or the Seller’s representatives will sign a non-disclosure agreement prior to such access. The Seller shall bear any costs related to such cooperation.

11.	INTERIM PERIOD COVENANTS

11.1	Subject to Clause 11.5 below, the Seller undertakes to cause each Project Company not to take any of the following actions during the Interim Period, unless with the prior consent of the Buyer granted in accordance with Clause 11.2, which consent shall not be unreasonably withheld, delayed or conditioned:

11.1.1	allow or cause any Project Company to fail to maintain each and all the Permits including making timely payments for any fees and costs in connection with such approvals and not in compliance with any conditions attached to such approvals;

11.1.2	to take any act that would affect the validity, effectiveness or have any other material negative impact on any of the Permits;

11.1.3	allow or cause any Project Company to fail to continue to operate in the Ordinary Course of Business (including, without limitation, with respect to the management of its working capital) and to apply for its winding-up or liquidation or similar proceedings;

11.1.4	allow or cause any Project Company to enter into any transaction other than in the Ordinary Course of Business;

11.1.5	allow or cause any Project Company to incur any liability other than in the Ordinary Course of Business;

11.1.6	allow or cause any Project Company to issue or to agree to issue, any Shares or other securities in each Project Company, and or pass or agree to pass any resolution for the increase or reduction of each Project Company’s capital, or for the creation of any securities;

11.1.7	allow or cause any Project or Shares to be Encumbered or disposed;

11.1.8	allow or cause any resolutions to be passed by the shareholder or management board member of each Project Company except such resolutions: (i) as may be necessary to give effect to this Agreement or any other Transaction Documents or (ii) as are passed in the Ordinary Course of Business;

11.1.9	allow or cause any Project Company to carry on the business not in compliance with Applicable Law;

11.1.10	allow or cause any Project Company to initiate, suspend, stay, challenge, contest or settle any legal or administrative proceedings.

11.2	Any request for the Buyer’s consent with respect to the actions specified in Clauses 11.1.1-11.1.10 shall be delivered to the representative of the Buyer as set forth in Clause 18.3, and the Buyer’s response shall be delivered to the representative of the Seller as set forth in Clause 18.3. The Buyer undertakes to respond as soon as practically possible and in no event later than within 5 (five) Business Days from the receipt of such request. A failure of the Buyer to respond within the deadline referred to above will be deemed to be the consent having been given by the Buyer for the performance of a given action.

11.3	The Seller undertakes or shall procure that each of the Project Companies shall, prepare complete statutory transfer pricing documentation and benchmarking study for each of the Project Companies for the financial year ended on 31 December 2022.

11.4	The Seller further undertakes that each Project Company will not:

11.4.1	reduce its share capital or purchase or redeem its own Shares;

11.4.2	create any Encumbrance over the Shares;

11.4.3	agree to amend its articles of associations or other constitutional documents (except as required by Applicable Law);

11.4.4	take any other actions (including the exercise of any voting rights attaching to the Shares) to cause the variation of any rights attaching to the Shares;

11.4.5	grant any indemnity or security;

11.4.6	waive any right of the relevant Project Company;

11.4.7	(directly or indirectly in any form) pay any dividend (if any) or make any other distribution of its assets to the Seller or Seller’s Group Undertaking; and

11.4.8	create any Encumbrance over any of its Projects or assets.

11.5	Clause 11.1 and 11.4 shall not operate so as to restrict, prevent or limit any of the following actions or matters by the Seller and/or each Project Company:

11.5.1	any action undertaken at the request, or with the prior written consent of the Buyer;

11.5.2	any action or matter required or contemplated by this Agreement or Transaction Documents;

11.5.3	any action which a Company is required to take, or omit to take, as a result of, or in order to comply with, any applicable Law or regulation of any applicable Governmental Authority;

11.5.4	completion or performance of any obligation pursuant to any contract or arrangement entered into by any Project Company before the Execution Date and Fairly Disclosed;

11.5.5	any action reasonably taken in response to events which require urgent response, in each case to the extent taken with the intention of minimizing the adverse effect of those events on the business of any Project Company or the Projects.

12.	THE BUYER’S POST-COMPLETION UNDERTAKING

12.1	The Parties agreed with the VPPA Counterparty that the Buyer will provide the Seller Credit Support (as defined in the VPPA) in the form of a bank guarantee within 4 (four) months from the Completion Date. Unitl then, the bank guarantee issued by the Bank of Ireland dated 13 January 2022 and provided by the Seller (“Seller’s VPPA Security”) will remain valid as the Seller Credit Support under the VPPA. Once the Buyer provides the bank guarantee to the VPPA Counterparty, the Seller shall procure the VPPA Counterparty to waive the Seller’s VPPA Security so that the Seller will be able to effectively require the Bank of Ireland to release the Seller’s VPPA Security. If the foregoing does not occur within 4 (four) months from the Completion Date, the Buyer shall reimburse to the Seller: (i) the amount equal to the cash deposit of the Seller paid to the Bank of Ireland for issuing the Seller’s VPPA Security (“Seller’s Cash Deposit”) as well as (ii) the amount of any additional costs of maintaining the Seller’s VPPA Security after the Completion Date. the Seller will procure the Bank of Ireland releases the Seller’s Cash Deposit to the Seller and upon receipt the Seller will transfer the Seller’s Cash Deposit to the Buyer. If the Seller cannot receive the Seller’s Cash Deposit from the Bank of Ireland or although it has received from the Bank of Ireland the amounts referred to above, does not transfer the Seller’s Cash Deposit to the Buyer within 12 (twelve) months from the Completion Date, the amount of the Seller’s Cash Deposit will reduce the Retained Amount payable by the Buyer to the Seller pursuant to Clause 3.6.2.

13.	CONFIDENTIAL INFORMATION

13.1	Subject to Clause 13.2 and Clause 14, the Seller undertakes to the Buyer, the Buyer acting for itself and as a representative for each Project Company, and the Buyer undertakes to the Seller, the Seller acting for itself and as a representative for each other Seller’s Group Undertaking, that it shall treat as confidential all information received or obtained prior to, as a result of entering into or performing this Agreement, which relates to:

13.1.1	the other Party including, where that other Party is a Seller, the Seller’s Group Undertaking and where that other party is the Buyer, each Buyer’s Group Undertaking, SINO-CEE FUND II and GP, LP, AIFM, depositary bank of SINO-CEE FUND II;

13.1.2	the provisions or the subject matter of this Agreement or any other Transaction Documents and any claim or potential claim thereunder; and/or

13.1.3	the negotiations relating to this Agreement or any other Transaction Document.

13.2	Clause 13.1 does not apply to disclosure of any such information as is referred to in Clause 13.1:

13.2.1	which is required to be disclosed by Applicable Law, by a rule of a listing authority or stock exchange to which any party including Buyer’s Group Undertakings and Seller’s Group Undertakings, is subject or submits or by a Governmental Authority or other authority with relevant powers to which any party including Buyer’s Group Undertakings and Seller’s Group Undertakings is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall, so far as is practicable, be made after consultation with the other party and after taking into account the other party’s including Buyer’s Group Undertakings and Seller’s Group Undertakings reasonable requirements as to its timing, content and manner of making or despatch;

13.2.2	to an adviser for the purpose of advising in connection with the Transaction provided that such disclosure is essential for these purposes and is on the basis that Clause 13.1 applies to the disclosure by the adviser;

13.2.3	to an officer or employee of any Buyer’s Group Undertaking or an officer or employee of SINO-CEE FUND or its GP, LP, AIFM, deporistary bank or of any Seller’s Group Undertaking whose function requires it to have the relevant confidential information (in which event the disclosing party will procure the recipient complies with Clause 14.1 in relation to such information);

13.2.4	to the extent that the information has been made public by, or with the consent of, the other party; or

13.2.5	is necessary for a party to enforce its rights under any Transaction Document.

13.3	The restrictions contained in this Clause 11 shall continue to apply for a period of two (2) years from the Execution Date.

14.	ANNOUNCEMENTS

14.1	Subject to Clause 14.2, neither Party may, before, at or after Completion, make or issue a public announcement, communication or circular concerning the Transactions unless it has first obtained the other Party’s written consent, which may not be unreasonably withheld or delayed.

14.2	Clause 14.1 does not apply to a public announcement, communication or circular:

14.2.1	made or issued by any Buyer’s Group Undertaking after Completion to a customer, client or supplier of a Project Company informing it of the Buyer’s purchase of the Shares and to any Governmental Authority, including Chinese Governmental Authority, concerning this Agreement or the Transaction for advertising purpose;

14.2.2	required by Applicable Law, by a rule of a listing authority or stock exchange to which either the Buyer’s Group Undertakings and Seller’s Group Undertakings is subject or submits or by a Governmental Authority or other authority with relevant powers to which Buyer’s Group Undertakings and Seller’s Group Undertakings is subject or submits, whether or not the requirement has the force of law provided that the public announcement, communication or circular shall, so far as is practicable, be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch; or

14.2.3	which the other party has given its prior written approval to, such approval not to be unreasonably withheld or delayed.

14.3	The restrictions contained in this Clause 14 shall continue to apply for a period of three (3) years from the Execution Date.

15.	COSTS

15.1	Except where this Agreement provides otherwise, each Party shall pay its own costs (and costs incurred by advisors engaged by that party) relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

16.	GENERAL

16.1	A variation of this Agreement is valid only if it is in writing with the signatures confirmed by a notary.

16.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies.

16.3	Each Parties’ rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by the Applicable Law.

16.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

16.5	Any payment made by the Seller to the Buyer in respect of any Claim shall be treated as a reduction in the Total Liability Amount.

16.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

16.6.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

16.6.2	the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Agreement.

16.7	Subject to the provisions of Clause 16.8, the Transaction Documents constitute the entire agreement between the Parties. They supersede any previous agreements relating to the subject matter of the Transaction Documents, and set out the complete legal relationship of the Parties arising from or connected with that subject matter.

16.8	The Buyer agrees that its only rights and remedies in respect of any representations are those rights and remedies set out in the Transaction Documents.

16.9	Nothing in this Agreement shall have the effect of limiting any liability arising from fraud.

17.	ASSIGNMENT

17.1	Neither Party shall assign any of its rights under this Agreement whether in whole or in part without the other Party’s consent.

18.	NOTICES

18.1	A notice or other communication under or in connection with this Agreement (“Notice”) shall be:

18.1.1	in writing;

18.1.2	in the English language; and

18.1.3	delivered personally or sent by registered post or by e-mail to the party due to receive the Notice to the address set out in Clause 18.3 or to an alternative address, person or e-mail address specified by that party and received by the other party before the Notice was despatched.

18.2	Unless there is evidence that it was received earlier, the Notice is deemed given if:

18.2.1	delivered personally, when left at the address referred to in Clause 18.3;

18.2.2	sent by registered mail, except air mail, four (4) Business Days after posting it; and

18.2.3	sent by e-mail, when confirmation of delivery has been received by the sender.

18.3	The address referred to in Clause 18.1.3 is:

Name of party	Address	Email address	Marked for the attention of
The Seller:	C/O Suite 9 & 10, Plaza 212, Blanchardstown Corporate Park 2, Dublin D15 R504, Ireland	td@alternusenergy.com, Alt_Corp_Legal@alternusenergy.com	Tali Durant, Chief Legal Officer
The Buyer:	Luxembourg 80 Route d’Esch, 1470 Luxembourg	yangfei@sinoceef.com	Francis Yang

19.	GOVERNING LAW AND DISPUTE RESOLUTION

19.1	This Agreement and all non-contractual or other obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, Polish law.

19.2	All disputes arising out of, or in connection with this Agreement, including a breach, termination or invalidity thereof, shall be finally settled by the Court of Arbitration at the Polish Chamber of Commerce (Krajowa Izba Gospodarcza) in Warsaw. The place of arbitration shall be Warsaw (Poland). The language to be used in the arbitral proceedings shall be English.

20.	GOVERNING LANGUAGE

20.1	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

21.	COUNTERPARTS

21.1	This Agreement may be executed in any number of counterparts with each signature confirmed by a notary public, each of which when executed and delivered is an original and all of which together evidence the same agreement.

EXECUTED by the Parties:

Signed for and on behalf of the Seller:	Signed for and on behalf of the Buyer:

/s/ Witold Kurek	/s/ Fei Yang
Witold Kurek, attorney-in-fact	Fei Yang, sole manager (gérant unique)

SCHEDULE 1.1(E)
PROJECT COMPANIES

No	Project	Project Company (current name)	Relevant projects being developed by the Project Company
1	Witnica

Solarark Samas spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw, address: ul. Garażowa 5A, 02-651 Warsaw, entered in the commercial register of the National Court Register kept by the district court the Capital City of Warsaw in Warsaw, 13th Commercial Division of the National Court Register under number KRS: 0000584357 (“SolarPark Samas”)

“Solarpark Samas Shares” means 100 shares with a nominal value of PLN 50 (fifty Polish zlotys) each share and the total nominal value of PLN 5,000 (five thousand Polish zlotys), constituting 100% of all the issued share capital of Solarpark Samas and 100% (one hundred percent) of the votes at the shareholders’ meeting of Solarpark Samas.

WITNICA located in the municipality of Witnica, consisting of: (i) Witnica I with installed capacity 49,9623 MW, (ii) Witnica II with installed capacity 7,29972 MW, and Witnica III with installed capacity 7,29972 MW)
2	SIG 24

RA01 spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw, address: ul. Garażowa 5A, 02-651 Warsaw, entered in the commercial register of the National Court Register kept by the district court the Capital City of Warsaw in Warsaw, 13th Commercial Division of the National Court Register under number KRS: 0000802648 (“RA01”)

“RA01 Shares” means 100 shares with a nominal value of PLN 50 (fifty Polish zlotys) each share and the total nominal value of PLN 5,000 (five thousand Polish zlotys), constituting 100% of all the issued share capital of RA01 and 100% (one hundred percent) of the votes at the shareholders’ meeting of RA01.

RAKOWIEC located in the municipalities of Rakowiec and Wola Popowa with installed capacity of 0,998 MW

No	Project	Project Company (current name)	Relevant projects being developed by the Project Company
3	SIG 24

Gardno PV spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw, address: ul. Garażowa 5A, 02-651 Warsaw, entered in the commercial register of the National Court Register kept by the district court the Capital City of Warsaw in Warsaw, 13th Commercial Division of the National Court Register under number KRS: 0000765062 (“Gardno PV”)

“Gardno PV Shares” means 100 shares with a nominal value of PLN 50 (fifty Polish zlotys) each share and the total nominal value of PLN 5,000 (five thousand Polish zlotys), constituting 100% of all the issued share capital of Gardno PV and 100% (one hundred percent) of the votes at the shareholders’ meeting of Gardno PV.

SSW7 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

SSW8 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

SSW9 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

SSW10 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

SSW11 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

SSW12 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

4	SIG 24

Gardno2 PV spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw, address: ul. Garażowa 5A, 02-651 Warsaw, entered in the commercial register of the National Court Register kept by the district court the Capital City of Warsaw in Warsaw, 13th Commercial Division of the National Court Register under number KRS: 0000789820 (“Gardno2 PV”)

“Gardno2 PV Shares” means 100 shares with a nominal value of PLN 50 (fifty Polish zlotys) each share and the total nominal value of PLN 5,000 (five thousand Polish zlotys), constituting 100% of all the issued share capital of Gardno2 PV and 100% (one hundred percent) of the votes at the shareholders’ meeting of Gardno2 PV.

SSW13 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

SSW14 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

SSW15 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

SSW16 located in the municipality of Węgorzyno with installed capacity of 0,998 MW

No	Project	Project Company (current name)	Relevant projects being developed by the Project Company
5	SIG 24

Elektrownia PV Komorowo spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw, address: ul. Garażowa 5A, 02-651 Warsaw, entered in the commercial register of the National Court Register kept by the district court the Capital City of Warsaw in Warsaw, 13th Commercial Division of the National Court Register under number KRS: 0000812542 (“Elektrownia PV Komorowo”)

“Elektrownia PV Komorowo Shares” means 100 shares with a nominal value of PLN 50 (fifty Polish zlotys) each share and the total nominal value of PLN 5,000 (five thousand Polish zlotys), constituting 100% of all the issued share capital of Elektrownia PV Komorowo and 100% (one hundred percent) of the votes at the shareholders’ meeting of Elektrownia PV Komorowo.

GOŚCIESZYN located in the municipality of Wolsztyn with installed capacity of 0,997 MW

KOMOROWO I located in the municipality of Wolsztyn with installed capacity of 0,996 MW

KOMOROWO II located in the municipality of Wolsztyn with installed capacity of 0,997 MW

KOMOROWO III located in the municipality of Wolsztyn with installed capacity of 0,997 MW

KOMOROWO IV located in the municipality of Wolsztyn with installed capacity of 0,997 MW

KOMOROWO V located in the municipality of Wolsztyn with installed capacity of 0,997 MW

KOMOROWO VI located in the municipality of Wolsztyn with installed capacity of 0,997 MW

6	SIG 24

PV Zachód spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw, address: ul. Garażowa 5A, 02-651 Warsaw, entered in the commercial register of the National Court Register kept by the district court the Capital City of Warsaw in Warsaw, 13th Commercial Division of the National Court Register under number KRS 0000756677 (“PV Zachód”)

“PV Zachód Shares” means 1,000 shares with a nominal value of PLN 50 (fifty Polish zlotys) each share and the total nominal value of PLN 50,000 (fifty thousand Polish zlotys), constituting 100% of all the issued share capital of PV Zachód and 100% (one hundred percent) of the votes at the shareholders’ meeting of PV Zachód.

GOŚCIESZOWICE I located in the municipality of Niegosławice with installed capacity of 0,997 MW

GOŚCIESZOWICE II located in the municipality of Niegosławice with installed capacity of 0,997 MW

NOWA KOPERNIA I located in the municipality of Szprotawa with installed capacity of 0,997 MW

NOWA KOPERNIA II located in the municipality of Szprotawa with installed capacity of 0,997 MW

SULECHÓW I located in the municipality of Sulechów with installed capacity of 0,996 MW

SULECHÓW II located in the municipality of Sulechów with installed capacity of 0,996 MW

SCHEDULE 8.1
SELLER’S WARRANTIES

Part A – Fundamental Warranties

1.	CAPACITY WARRANTIES

1.1	The Seller is a limited liability company duly incorporated in Ireland and has full corporate power and capacity to enter into legal transactions including this Agreement, any other Transaction Document and to perform the Transaction, and has obtained all corporate approvals for the sale of the Shares to the Buyer.

1.2	The Seller is not: (i) subject to mandatory winding-up, bankruptcy or other insolvency proceedings, (ii) insolvent within the meaning of the Applicable Law of its country of incorporation, (iii) unable to pay its debts as they fall due (nor has he stopped paying his debts as they fall due), or (iv) to the Seller’s Knowledge, threatened with insolvency.

1.3	The Seller is duly represented in the conclusion of this Agreement and any other Transaction Document.

1.4	Seller’s obligations under the Agreement, the Final Agreement and each Transaction Document to be executed by the Seller at or before the Completion are, or when the relevant document is executed will be, enforceable in accordance with their respective terms.

1.5	No action was taken, no claim was raised, and no proceedings were initiated against or involving the Seller, nor is there any threat of any of actions that could have an impact on the validity, effectiveness or enforceability of this Agreement and any other Transaction Document being taken or initiated.

1.6	The execution, delivery and performance by the Seller of the Agreement will not:

1.6.1	result in a breach of any provision of the statutes or articles of association or by-laws or equivalent constitutional documents of the Seller;

1.6.2	result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound or submits to;

1.6.3	result in any harm to any creditors of the Seller in the meaning of Article 527 § 2 of the Civil Code and will not prevent, either wholly or partially, the Seller from satisfying a claim of any person; or

1.6.4	require the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

2.	SHARES

2.1	The Seller is the sole legal owner of all the Shares.

2.2	The Seller has the right to exercise all voting rights and other rights resulting from the ownership of the Shares. No person, other than the Seller, is entitled to exercise any voting right or other corporate rights resulting from the possession of the Shares in any of the Project Companies.

2.3	All the Shares are fully paid up and have been correctly issued and taken up.

2.4	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance and no person has claimed to be entitled to any such Encumbrance, in relation to any of the Shares.

2.5	Other than this Agreement, the Final Agreement or other Transaction Documents, neither the Seller nor any Project Company is a party to any agreement, arrangement or obligation requiring the issue, transfer or redemption of, or the grant to a person of the right (conditional or not) to require the issue, transfer or redemption of any shares is the capital of the Project Company (including, without limitation, an option or right of conversion).

2.6	Save for this Agreement, there is no other agreement, arrangement, obligation or commitment: (i) outstanding which calls for the right to purchase or which grants the right of first refusal, pre-emption, option or conversion over the Shares and/or (ii) that requires the transfer, redemption of, or grant to a person of the right (conditional or not) to require the transfer or redemption of the Shares.

2.7	There are no pending court proceedings, including arbitration proceedings, that in any way pertain to the Shares, and there is no risk that any such proceedings may be instituted and, in particular, no Shares have been seized in the course of any enforcement procedure and there is no risk that any such procedure may be instituted.

3.	THE PROJECT COMPANIES

3.1	Each Project Company has been duly incorporated and registered in accordance with the laws of Poland and has existing continuously since their establishment.

3.2	None of the Project Companies has conducted any business activities other than developing and operating the Projects, is not a party to any contract not related to the Project, does not own any assets other than related to the Projects.

3.3	None of the Project Companies is a party to an agreement or issuer of any document or undertaking grating any security, guarantee or surety in favor of the Seller, any of the Seller’s Group Undertakings or any third party.

3.4	No shareholders’ resolution has been passed for or regarding the initiation of any insolvency or restructuring proceedings or the winding-up of any Project Company and none of the Project Companies meet the conditions for declaring bankruptcy.

3.5	The share capital of each Project Company has been correctly and fully paid up, in accordance with Applicable Law.

3.6	Each Project Company is duly organized and validly existing under Applicable Law, and details concerning each Project Company are specified in Schedule 1.1(E).

3.7	No Project Company is subject to: (i) any restructuring proceedings or (ii) any insolvency or amicable settlement, no trustee or other judicial officer has been appointed in respect of any Project Company.

3.8	There is no resolution of any Project Company’s shareholders’ meeting, or of any other authorized governing body of the relevant Project Company, regarding (i) the distribution of profits (whether by payment of dividends, payment of interim dividends, or otherwise), or (ii) the making of any other payments or capital distributions to shareholders, or (iii) imposing additional payments or any other performances binding on its shareholders, which have not already been fully implemented and performed in accordance with their terms.

3.9	No resolutions of the governing bodies of any Project Company concerning any profit distributions or any capital distributions of any Project Company have been adopted that would not be implemented in accordance with their provisions.

3.10	Each Project Company has full power and authority to conduct its business as it is currently conducted and as it is conducted in the Ordinary Course of Business, and no restrictions or limitations under a court ruling or an administrative decision exist with respect to the conduct of its business and no such restrictions or limitations are threatened.

3.11	Resolutions of the governing bodies of each Project Company have been passed in accordance with the Applicable Law and the Seller has not requested that any resolution be invalidated, revoked or rendered null and void, and the Seller will also not assert any claims if it appears that any resolution is invalid, null and void or may be subject to revocation, nor will he raise such defense. No proceedings aimed at the invalidation or revocation of any resolutions of governing bodies of each Project Company were or are pending.

3.12	Each Project Company has conducted its business in accordance with the Applicable Law in all material respects and is not in violation of the Applicable Law. None of the Project Company has received any notification or information from a court, administrative authority, regulatory body or tribunal in respect of a possible breach of the Applicable Laws thereby.

3.13	None of Project Company does hold any shares or securities in any other Person nor has any branch, division, or permanent establishment outside Poland and is not obligated to purchase any shares or other equity interests in any entity.

3.14	The entries in the relevant register of the National Court Register relating to each Project Company are correct and complete. There are no pending proceedings aimed at making an entry in the relevant register. There are no resolutions to amend the articles of association of any Project Company, and no decisions or resolutions of the relevant governing bodies have been adopted, in particular any resolutions to any increase, decrease or otherwise change the structure of any Project Company’s share capital or on any merger, transformation, division or reorganization of any Project Company, that have been adopted but not yet registered or filed for registration.

3.15	Copies of the share register of each Project Company were Fairly Disclosed and are up-to-date, accurate and complete.

3.16	Each Project Company has made all material filings required for or in connection with the conducting of its business in the place and in the manner in which business is now carried on.

3.17	All corporate documents of each Project Company which were Fairly Disclosed, in particular resolutions of each Project Company’s governing bodies and all registers and minute books, are kept in each Project Company’s registered office and provide true and up-to-date information on all matters which they describe, and are kept and registered in the relevant registers in all material respects in accordance with the Applicable Law and there have been no amendments thereto after the date of their Fairly Disclosure in the Data Room.

3.18	The Seller has no claims against any Project Company for the seeking of payment of any dividend or repayment of any loan or other similar debt facility, except for the Shareholder’s Loans and the Seller confirms that any other Seller’s Group Undertaking has no claims against any Project Company for the seeking of payment of any dividend or repayment of any loan or other similar debt facility.

3.19	The composition of each Project Company’s governing bodies has always complied with the Applicable Law and the applicable internal regulations, and the members of such authorities were and are duly appointed.

3.20	None of the Project Companies holds any shares or stocks in any third entity and is not obligated to purchase any stocks or shares or other equity interests in any entity.

4.	PERMITS AND PROJECTS

4.1	The Project Companies have obtained all the administrative licenses, permits (including the Zoning Permits, Environmental Permits and Building Permits), permissions, concessions, decisions, authorisations, consents and other approvals required for the construction and operation of the Projects (“Permits”). All such Permits are final, and non-appealable and binding (prawomocne, ostateczne i wykonalne), and any amendments or corrections of the Permits (if any) have been made lawfully by the competent authority. Permits have not been transferred, quashed, stated expired or invalidated. There are no factual or legal grounds leading to any of the Permits expiring or being challenged, invalidated, withdrawn, terminated, revoked, invalidated, stated as being expired or otherwise being cancelled. The complete list of Permits constitutes Appendix 4.1 to this Schedule 8.1.

4.2	For the purpose of this point by binding (prawomocne) is understood that either (i) the deadline for appeal against the decision of second instance administrative authority to the administrative court has expired and no such appeal was filed, or (ii) if the appeal against the decision of second instance administrative authority was filed to the administrative court, the ruling of the voivodeship administrative court upholding the decision was issued and the deadline for filing the appeal of last resort to the Highest Administrative Court (Najwyższy Sąd Administracyjny) has expired and no such appeal was filed or (ii) if the appeal of last resort to the Highest Administrative Court was filed, a ruling of the Highest Administrative Court upholding the decision was issued.

4.3	The Project Companies have not received any notice on any on-going proceedings aimed at declaring any of the Permits required for the construction of the Projects to be challenged, invalid or revoked or re-opening the proceedings in which any of them has been issued.

4.4	The Project Companies have not received any written notice alleging that any Permits, have not been obtained.

4.5	None of the Projects has been located on the basis of a zoning plan (miejscowy plan zagospodarowania przestrzennego) and no zoning plan has been adopted with respect to any Property.

4.6	Each Project Company has secured access to public roads for the Projects.

4.7	Each Project Company has valid, effective, and enforceable rights to all the Projects it develops and any transfers of rights and obligations to the Projects that took place before signing this Agreement, have been validly and effectively assigned to the relevant Project Company.

4.8	Any and all contracts or Permits obtained or signed by or on behalf of the Seller or by on or behalf of each Project Company in connection with any of the Projects have been entered into in accordance with Applicable Law.

4.9	None of Project Company has any obligations and/or any liability towards any of the municipality where Projects are being developed.

4.10	All Projects has duly and validly obtained GCC. There are no basis for any amendments, modifications or corrections of the GCC issued for the Projects and there are no there are no proceedings pending regarding GCC.

4.11	All Project Companies have effectively concluded GCA. There are no basis for to the termination of the GCA by any of the Project Companies as well as the relevant distribution system operator.

Part B

1.	TAX

1.1	The Project Companies have fulfilled all applicable Tax obligations, have paid or accrued all Tax which it they have become liable to pay, including any advances on Tax (whether or not shown on any Tax return), and are not liable to pay a penalty, surcharge, fine or interest in connection with any Tax and does not have any overdue or contingent Tax liabilities.

1.2	The Project Companies have withheld or collected and deposited with, or paid over to, the appropriate Governmental Authorities all Taxes required by the Applicable Law to be withheld or collected by it.

1.3	No Project Company is involved in any material dispute in relation to Tax with any Tax Authority and has not received from any Governmental Authority any notice of a proposed adjustment, deficiency or underpayment of any Taxes; and there are no claims that have been asserted or threatened relating to any Taxes against the relevant Project Company.

1.4	The Project Companies keep, in all material respects, books of accounts, documentation and records as required by Applicable Law, as applied and implemented by the competent Tax Authorities, has the appropriate records of past events that occurred at any time prior to the Completion Date and at the Completion Date, and all these records and information are available for evaluation and analysis in accordance with the requirements of the Applicable Law and every Tax Authority to make possible the calculation, verification and presentation of all Taxes.

1.5	No Project Company is treated for any Tax purpose as resident in a country other than the country of its incorporation, and no Project Company has received a written claim from any Tax Authority in a jurisdiction where such Project Company does not file Tax returns that it is or may be subject to taxation in that jurisdiction and no Project Company had any branch, agency or permanent establishment in any other jurisdiction for any Tax purposes (and no Tax Authority has ever sought to assert the same).

1.6	Any Project Company has made any payments to non-residents with respect to which a preferential Tax rate was applied based on double taxation treaties or applicable Polish tax law provisions, or which were deemed Tax-exempt based on such regulations, to the extend required.

1.7	No Project Company is a member of a tax group.

1.8	Each Project Company has duly and timely filed with the appropriate Governmental Authorities all Tax returns required to be filed by or with respect to it, and all such filed Tax returns are true, complete, accurate and not misleading in all respects.

1.9	The Seller has made available to the Purchaser true, complete, accurate and not misleading copies of all Tax returns filed by or on behalf of each Project Company.

1.10	Any Project Company has waived or agreed to any extension of any statute of limitations for any Taxes, which waivers are currently in effect.

1.11	There are no Tax rulings, requests for rulings, or closing agreements for or on behalf of the any Project Company that could affect the liability for Taxes of the relevant Project Company.

1.12	No Project Company has been involved in any scheme, arrangement, structure, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion, avoidance or postponement of payment of any Tax.

1.13	All notices, computations, documentation, information, returns and registrations of each Project Company for the purposes of any Tax, which ought to have been submitted to a Tax Authority by any Project Company, have been properly and duly submitted and all information, notices, computations, documentation, information and returns submitted to a Tax Authority are true, complete, accurate and not misleading in all material respects and are not the subject of any material dispute with a Tax Authority.

1.14	Each Project Company has been registered for the purposes of value-added tax (VAT) in accordance with the Applicable Law in effect on the date of such registration, it has at all times met and continues to meet all of the obligations imposed on it by the provisions of law governing VAT obligations. In particular, each Project Company has at all times prepared and maintained, and continues to prepare and maintain, full, correct and updated documentation required under the provisions of law governing VAT obligations.

1.15	None of the Project Companies has been involved in a VAT fraud. There are no situations that could bring any Project Company to any dispute or claim resulting from VAT fraud. No collateral, mortgage or treasury pledge has been established over the assets of any Project Company in connection with the performance of duties as a taxpayer, tax remitter, collector, legal successor or third party liable for the Taxes of another entity. In particular, none Project Company has been required by a relevant Tax Authority to establish any security for the payment of any Tax.

1.16	Each Project Company applied split payment in payments made to service and goods providers in accordance with Applicable Law and made payments for the services and goods acquired to the services and goods provider’s bank account listed in the registry of VAT taxpayers published by the Polish Ministry of Finance (so called ‘white list’) as of the date of such payment to the extent required by Applicable Law.

1.17	Each Project Company has carried out all or any intra-group transactions, within the meaning of the Applicable Law, on an arm’s-length basis, and hold documentation and calculations to support this (benchmark analysis, cost base calculations, allocation keys calculations etc.). Each Project Company has complete transfer pricing documentation relating to intra-group transaction where required by the Applicable Law.

1.18	All documents to which each Project Company is a party on which stamp duty (or the tax on legal transactions, as appropriate) is payable has had such duty duly paid by each Project Company and the registration of relevant documentation has been properly filed with the competent Tax Authorities.

Part C

1.	ACCOUNTS

1.1	The Accounts:

1.1.1	were prepared in accordance with the requirements of the Accounting Act;

1.1.2	show, in all material respects, a true, complete and fair view of the financial position of each relevant Project Company as at the relevant Accounting Date and the results of the operations and cash flows for the financial period then ended;

1.1.3	make appropriate specific provisions for all assets and liabilities and for all capital and financial commitments of each Project Company, whether actual, contingent, qualified, disputed or otherwise, as at or on the relevant Accounting Date; and

1.1.4	have been prepared on the basis of principles corresponding to the principles that were adopted for the purposes of the preparation of the financial statements of each Project Company for the previous accounting periods and in compliance with such principles, and there were no changes in the accounting principles concerning the preparation of the financial statements of each Project Company in the three financial years preceding the relevant Accounting Date.

1.2	The Accounts were approved and submitted to the relevant authorities in accordance with Applicable Law.

2.	CHANGES SINCE THE LOCKED BOX DATE

2.1	Since the Locked Box Date:

2.1.1	the Project Companies’ business has been operated in the Ordinary Course of Business so as to maintain it as a going concern and without any material interruption or material alteration in its nature or scope;

2.1.2	to the Seller’s Knowledge and save for matters affecting similar businesses generally, there has been no adverse change in the financial or trading position of the Project Companies;

2.1.3	no Project Company has declared, paid or made a dividend, advance payment against expected dividend or other distribution of capital, except (i) as provided in the Accounts and (ii) distributions to another Project Company; and

2.1.4	no Project Company has issued, acquired or redeemed share capital or otherwise returned capital or made an agreement or arrangement, undertaken an obligation or granted authorization to do any of those things.

3.	SHAREHOLDER LOANS

3.1	Project Companies are indebted to the Seller and on account of and in the amounts of as indicated in Appendix 1.1(G) hereto.

3.2	The Seller has the exclusive ownership of the rights under relevant Shareholder’s Loans as indicated in Appendix 1.1(G) hereto

3.3	There are no arrears or other claims under Shareholder Loans other than for repayment of the outstanding amounts listed in Appendix 1.1(G) hereto.

3.4	Appendix 1.1(G) is a true and accurate list and description of the Shareholder Loans as at the date hereof and there are no other intra-group loan agreements with any Project Company to which the Seller and/or Seller’s Group Undertakings is a party as the lender that have not been included in such list.

3.5	The Seller’s title to the rights under relevant Shareholder Loans to which the Seller is a party is free and clear of any Encumbrances.

3.6	Each of the Project Companies has not established or agreed to establish any Encumbrance in favour of any person in relation to the Shareholder Loans.

3.7	Except for the Shareholder Loans there are no agreements creating any borrowing or indebtedness of any Project Company.

3.8	The Seller’s rights under the Shareholder’s Loans are fully transferable, and there are no restrictions on the disposal of such rights, by law, by contract, or as a result of any court judgment, arbitration award or administrative decision.

4.	ASSETS

4.1	The Project Companies own or have the right to use each Asset used by them, which is necessary to perform their activities in the Ordinary Course of Business, as carried on by them at the Execution Date.

4.2	Where Assets are not owned by the Project Companies, but used on the basis of a contractual arrangement, no notification from a third party has been received by any of the Project Companies for the termination of the agreement for the use of such Assets.

4.3	There is no Encumbrance except for those arising by operation of Applicable Law and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any Asset owned by any of the Project Companies.

5.	REAL ESTATE

5.1	None of the Project Companies is the owner or a perpetual usufructuary (użytkownik wieczysty) of any agricultural real property.

5.2	Each Project Company has a valid and proper legal title as well as uninterrupted access to the Property on which Projects and all Projects’ infrastructure such as energy cable lines and substations are located. This legal title is secured under Land Lease Agreements (as listed in Appendix 5.2 to Schedule 8.1), transmission easement agreements (“TEAs”) or other relevant agreements that secure the Project Companies rights to the Properties, which are currently in full force and effect, have not been terminated or suspended and there are no grounds for such termination or suspension. All the Land Lease Agreements, TEAs and other relevant agreements are valid and binding and were not terminated or breached by any of Project Company or respective landowners.

5.3	Each Project Company has in its possession uninterrupted access to all the Properties covered by the Land Lease Agreements.

5.4	With respect to Land Lease Agreements, TEAs and other relevant agreements that secure the Project Companies rights to the Properties:

5.4.1	all obligations of any Project Company thereunder were duly performed by each Project Company and there are no overdue liabilities or payments due thereon; and

5.4.2	to the Seller’s Knowledge there are no circumstances which could entitle or require any third person (including, without limitation, a landlord or licensor) to forfeit or enter, or take possession of, or occupy, any Property.

5.5	None of the Project Companies occupies or uses or possess any Property without a valid title.

5.6	There are no leases, tenancy agreements or other agreements that entitle or may entitle any other person to use the Properties which are used for the purposes of the Projects.

5.7	Each Project Company has used the Properties in compliance with the Land Lease Agreements, TEAs and other relevant agreements that secure the Project Companies rights to the Properties and in compliance with Applicable Law.

5.8	No third party’s claims, including potential third party’s claims relating to any of the Properties have been notified to any Project Company.

5.9	There are no disputes between any Project Company and the owners or possessors of the Properties which are used for the purposes of the Projects and the owners or occupiers of any neighboring properties or any property adjacent to the Properties concerning borders, emissions, easements, access rights or means, or any other rights or obligations concerning the Property.

5.10	No termination notice has been received by the any Project Company in respect to any of the Land Lease Agreements, TEAs and other relevant agreements that secure the Project Companies rights to the Properties.

5.11	None of the Project Companies received any notice of expected material change in rent with respect to any Property.

5.12	None of the easements or other Encumbrances disclosed in the relevant LMR established over the Properties for benefit of third parties restrict or impede in any way proper conduct of business as it is conducted by each Project Company at the date hereof, and will not restrict or impede in any way development, construction or operation of the Projects and will not restrict or impede in the future having in consideration the envisaged activity in particular for the production and sale of electricity.

5.13	There are no plans regarding construction of new roads or the expansion of existing roads, power grids, natural gas grids, pipelines or any other public purpose use of the Properties on which the Projects are located, as well as of the neighboring plots of land within a 20-meter zone (measured from each boarder of the part of the Property on which a Projects are located) and the Seller is not aware of any such plans as at the date hereof.

5.14	The Properties are not located in the areas at risk of flooding as referred to in Article 169 section 1 of the of the Water Act and if the need for its construction results from the developed geotechnical project (badania geotechniczne) prepared for the relevant Properties, have an appropriate system for drainage water.

5.15	The Properties at which the Projects will be constructed and operated do not contain any: (i) explosives, radioactive or otherwise hazardous materials; (ii) hazardous waste, pollutants, or contaminants; (iii) fossils, coins, articles of value or antiquity, or other archaeological items; (iv) other obstructions or concealed physical conditions of an unusual nature; which would have an adverse effect on the Project construction and/or development.

6.	INTELLECTUAL PROPERTY

6.1	The Project Companies hold valid legal title to all the Intellectual Property Rights used by them, and such Intellectual Property Rights are held by the each Project Company to the furthest extent allowed by the Applicable Laws and sufficient to operate the Projects, including software rights for the operation and monitoring system for each Project and design rights concerning the project (design) documentation concerning each Project.

6.2	All renewal fees payable in respect of the registered Intellectual Property Rights have been paid.

6.3	The Project Companies have not granted and are not obliged to grant a license, assignment or other right in respect of any of the Intellectual Property Rights.

6.4	No Project Company has received written notice that it infringes any Intellectual Property rights of any other person and no Project Company is infringing the Intellectual Property rights of any other person.

6.5	To the Seller’s Knowledge, no other person is infringing the Intellectual Property Rights and no proceedings regarding the infringement of the Intellectual Property Rights by any other person have been instituted or are pending, nor are there grounds for instituting such proceedings.

7.	MATERIAL CONTRACTS

7.1	The Data Room contains copies of all Material Contracts as listed in Appendix 7.1 to this Schedule 8.1.

7.2	Each Material Contract remains in full effect and is validly entered into by the relevant Project Company. To the Seller’s Knowledge, no party to a Material Contract has or has threatened to terminate or requested to amend the conditions of such agreement.

7.3	No party with whom any of the Project Companies have entered into a Material Contract has given notice to any of the Project Companies of its intention to terminate or has sought to rescind such Material Contract.

7.4	No Material Contract has been rescinded or terminated by any of the Project Companies and, to the Seller’s Knowledge, as at the Execution Date there are no circumstances which would result or could be reasonably expected to result in such rescission or termination.

7.5	The Data Room contains copies of all Intragroup Agreements.

7.6	Other than Fairly Disclosed there are no existing contracts or arrangements material to the business of any Project Company between, on the one hand, any Project Company and, on the other hand, the Seller or any of Seller’s Group Undertakings. Neither the Seller nor any of Seller’s Group Undertakings is entitled to raise a claim of any nature against any Project Company.

7.7	Subject to the VPPA, conclusion of this Agreement and transfer of Shares does not stand in contradiction to and does not constitute a breach under any Material Agreements, nor is any consent or notification of any other parties to such agreements required in this respect.

7.8	None of the Material Agreements which the each Project Company is a party to contains any clauses which restrict the capacity of each Project Company to undertake its commercial activity.

7.9	There are no outstanding claims against any Project Company arising out of any Material Agreement, understanding or arrangement to which each Project Company is a party. There is no event, occurrence, error or omission that might give rise to any such claim against any Project Company

7.10	Other than Fairly Disclosed there are no agreements concluded between any Project Company and the Seller or Seller’s Group Undertaking that are still in force or binding for the Group Company and there are no outstanding claims or other obligations of the parties resulting from or related to such agreement.

7.11	None of the Project Company is a party to any agreement or arrangement which was concluded or is being performed in any manner other than in the Ordinary Course of Business, nor is it a party to any agreement or arrangement which:

7.11.1	was concluded on any terms other than at arm’s length;

7.11.2	cannot be fulfilled or duly performed by it on time or without unreasonable and extraordinary costs or outlays;

7.11.3	is intended to restrict competition or results in the restriction of competition, and that may, in full or in part, breach the applicable competition and consumer protection or public aid laws or similar legal regulations;

7.11.4	restricts its freedom to conduct business activity or use assets in such manner as it deems appropriate;

7.11.5	contains material contractual penalties that could be due from the Project Company, minimum purchase requirements or provisions surviving the termination of the contract (other than confidentiality obligations);

7.11.6	subject to the VPPA, may be rescinded or amended or may result in any other adverse consequences for the respective Project Company if the Agreement is performed and, in particular, contains any “change of control” clauses;

7.11.7	subject to the VPPA, requires the other party to be notified of any direct or indirect changes in the shareholding structure of the respective Project Company;

7.11.8	concerns any put or call option or obligation to sell or purchase any material assets or any similar agreement that affects any material assets;

7.11.9	concerns any derivatives or similar instruments, or

7.11.10	concerns the provision of management or similar services to any Project Company.

8.	EMPLOYEES

8.1	Except for SolarPark Samas which has two employees, no Project Company has ever employed any employee on the basis of an employment contract (umowa o pracę) and consequently each Project Company has no outstanding liabilities towards the Social Insurance Office (Zakład Ubezpieczeń Społecznych) or to any third party in this respect.

8.2	There were no inspections by the Polish Labour Inspector or other controlling authorities carried out in any Project Company.

8.3	No third parties have submitted any claims against any Project Company in the scope of labour law that have not been satisfied in full.

8.4	No labour law procedures are pending with participation of any Project Company

9.	COMPLIANCE AND LITIGATION

9.1	No Project Company is engaged in any Litigation and there is no threat of such proceedings.

9.2	The business activity of each Project Company has always been conducted in compliance with the Applicable Law in all material respects.

9.3	Each Project Company has no liability under, and is not engaged in, any agreement, arrangement, concerted practice or conduct, which is prohibited by any Applicable Law of any jurisdiction governing the conduct of businesses or individuals in relation to restrictive or other anticompetitive agreements or practices, public procurement, dominant or monopoly market positions and the control of mergers, acquisitions and joint ventures, including the Competition and Consumer Protection Act, and the Treaty on the Function of the European Union.

9.4	The signing and delivery of this Agreement and/or Transaction Documents and the performance of any of the transactions contemplated by this Agreement and/or Transaction Documents will not materially contravene or constitute a material default under any provision contained in any Applicable Law, judgment, order, licence, permit or consent by which the Seller or any of Seller’s Group Undertaking or their respective assets is bound or affected.

10.	ENVIRONMENT

10.1	The Project Companies have:

10.1.1	obtained each Environmental Permit;

10.1.2	complied in all material respects with the terms and conditions on which any Environmental Permit has been given to them; and

10.1.3	complied in all material respects with any notification or claim made within the three years ending on the Completion Date by any relevant authority in respect of any breach of Environmental Law.

10.2	No Project Company is under investigation or enquiry by any relevant authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any Environmental Permit.

10.3	No land or other asset owned, occupied, possessed or used by any Project Company on or at any time before the Execution Date is referred to or listed in a register of polluted or contaminated land.

10.4	Each Project Company in all material respect, conducts its activities in compliance with the energy Applicable Laws and the environmental protection Applicable Laws, including specifically those concerning waste management, protection of the earth surface, water, air, protected species and protected wildlife habitats, as well as protection against noise.

11.	INSURANCE

11.1	The insurance policies taken out for the benefit of the Project Companies for the period up to the Completion Date have been disclosed in the Data Room, remain in full effect and are valid.

11.2	All premiums on the insurance policies taken out for the benefit of the Project Companies for the period up to the Completion Date due and payable under these policies before the Completion Date have been paid.

SCHEDULE 8.3
LIMITATIONS ON THE SELLER’S LIABILITY

None of these Clauses below on limitation of Seller’s liability shall be applicable to Seller’s obligation of the proper performance of the Completion Actions on Completion. The liability of the Parties in respect of performance of the obligations in relation to the Completion actions shall be based on the general rules of Polish law.

1.	LIABILITY FOR BREACH OF WARRANTIES

1.1	If any of the Sellers’ Warranties turns out to be untrue, inaccurate and/or misleading (niezgodne ze stanem faktycznym lub prawnym, nierzetelne lub wprowadzające w błąd) on the date of this Agreement and on the Completion Date (“Breach of Warranty”), the Seller will pay, at the Buyer’s request, the amount of the Losses (“Warranty Claim”) to the Buyer, or, upon the Buyer’s sole discretion and instruction, to the Project Companies or reinstate the status which would have existed had the given Breach of Warranty not occurred.

1.2	The Seller’s liability for breach of any Seller’s Warranty is based on guarantee principle (odpowiedzialność gwarancyjna) and shall mean that the Seller bears liability for any Breach of Warranties, respectively: (a) irrespective of the Seller’s fault and (b) irrespective of whether the Seller was or was not aware of a relevant Seller’s Warranty being untrue, inaccurate and/or misleading unless the particular Warranty or part of Warranty is given to the Seller’s Knowledge.

1.3	The Buyer shall immediately without undue delay, but no later than thirty (30) days after the Buyer has knowledge of the facts underlying the matter, give notice to the Seller of the matter (such notice being a “Warranty Claim Notice”) describing reasonable details of the relevant Warranty Claim resulting therefrom, to the extent feasible, set forth the estimated amount of such Warranty Claim and shall consult with the Seller with respect to the matter.

2.	LIMITATION ON QUANTUM

2.1	Save for Clause 4 (Leakage) of this Agreement, and subject to the successful Completion, the Seller’s total liability under this Agreement shall be limited to the Amount of the Retained Amount, that shall cover only those Loses stipulated in Clause 3.8 of this Agreement.

2.2	The Buyer shall not be entitled to claim for loss of profit (utracone korzyści), but only for actual damage (szkoda rzeczywista) under or in connection with this Agreement or the Transaction Documents and shall be computed without regard to any multiple, valuation factor, price-earnings or equivalent ratio implicit in negotiating and/or settling the Total Liability Amount.

2.3	The Seller is not liable for, and the Buyer is not entitled to any Warranty Claims against the Seller to the extent that the matter or circumstance giving rise to a Warranty Claim for a Breach of Warranties has been Fairly Disclosed in the Data Room and/or in the Disclosure Letter (in accordance with terms and conditions stipulated therein).

3.	REMEDIATION

3.1	The Seller shall not be liable for any Claim to the extent that the facts, matters, event or circumstances giving rise to that Claim have been fully remedied by or at the expense of the Seller within thirty (30) days of the date on which written notice of the Claim is given to the Seller.

4.	SPECIFIC LIMITATIONS

4.1	The Seller is not liable in respect of a Claim:

4.1.1	to the extent that the matter giving rise to the Claim would not have arisen but for:

(a)	an Event after Completion in respect of the Project Companies by or involving a Buyer’s Group Undertaking or a director, employee or agent of a Buyer’s Group Undertaking, otherwise than:

(i)	pursuant to and in accordance with a legally binding obligation of any Project Company which was in force on or before the Completion Date; or

(ii)	in the Ordinary Course of Business;

(b)	the passing of, or a change in, Applicable Law, rule, regulation, interpretation of Applicable Law or administrative practice of a government, governmental department, agency or regulatory body after the date of this Agreement or an increase in the Tax rates or an imposition of Tax, in each case not actually in force at the Execution Date;

4.1.2	to the extent that the matter giving rise to the Claim arises wholly or partially from an Event before or after the date of this Agreement at the request or with the consent of the Buyer;

4.1.3	to the extent that the matter giving rise to the Claim is an amount for which a Project Company has a right of recovery against, or an indemnity from, a person other than a Seller’s Group Undertaking, whether under a provision of the Applicable Law, insurance policy or otherwise howsoever or would have had that right but for a change in law or the terms of its insurance after Completion;

4.1.4	the matter giving rise to and/or the amount of such Claim has already been taken into account in any of the other provisions of or amounts payable under any of the Transaction Documents;

4.1.5	if a Buyer’s Group Undertaking fails to act in accordance with paragraph 7 of this Schedule 8.3 in connection with the matter giving rise to the Claim unless and to the extent that in the absence of the failure the Buyer would still have had a Claim;

4.1.6	the Claim is for Tax which arises in respect of the Ordinary Course of Business of any Project Company after the Completion Date;

4.1.7	the matter giving rise to the Claim would not have arisen but for a claim, election, surrender or disclaimer made, or notice or consent given, or another thing done, after Completion (other than one the making, giving or doing of which was taken into account in computing a provision for Tax in the Accounts) under, or in connection with, a provision of an enactment or regulation relating to Tax by a Buyer’s Group Undertaking;

4.1.8	the Claim would not have arisen but for a change after Completion in the accounting bases, methods or policies of a Project Company (including any change of the date to which a Project Company makes up its accounts), a change in manner by which any Project Company values its assets, unless such change will have been needed to comply with the provisions of Applicable Law;

4.1.9	the Claim is for Tax which would not have arisen or would have been reduced or eliminated but for a failure on the part of any Project Company to make any claim, election, surrender or disclaimer or give any notice or consent or do anything after Completion the making, giving or doing of which was taken into account or provided for in the Accounts;

4.1.10	the matter giving rise to the Claim is for Tax against which a Relief arising on or before Completion is available for set-off; and

4.1.11	to the extent that the matter giving rise to the Claim was taken into account in computing the amount of an allowance, provision or reserve in the Accounts (and only to the extent of such allowance, provision or reserve).

5.	RECOVERY ONLY ONCE

5.1	The Buyer is not entitled to recover more than once in respect of any one matter giving rise to a Claim.

6.	CONTINGENT LIABILITIES

6.1	To the extent that a Claim is based upon a liability, which is a contingent liability, the Seller shall not be liable to make a payment to the Buyer in respect thereof unless and until such time as the contingent liability becomes an actual liability to make a payment. This paragraph 6 is without prejudice to the obligation of the Buyer to notify the Seller of the Claim and to issue and serve proceedings in respect thereof in accordance with paragraphs 2.2 and 7 of this Schedule 8.3.

7.	CONDUCT OF RELEVANT CLAIMS

7.1	If the Buyer becomes aware of a matter which constitutes a Claim is brought against the Buyer and/or any of the Project Companies (“Third Party Claim”), and subject to the Seller and if necessary, its relevant advisors signs non-disclosure undertaking toward the Buyer and the relevant Project Company:

7.1.1	the Buyer shall, within fifteen (15) days after the date of receipt of the written notice relating to the Third Party Claim by the Buyer and/or the respective Project Company inform the Seller of the matter providing reasonable details of the Third Party Claim (“Claim Notice”);

7.1.2	if necessary and justified, at the Seller’s expense, the Buyer will provide to the Seller and its advisers with reasonable access to documents and records within the power or control of the Buyer for the purposes of investigating the Third Party Claim and enabling the Seller to take the action referred to in paragraph 7.1.4(a) of this Schedule 8.3 and keep the Seller informed in relation to the Third Party Claim, including its progress;

7.1.3	the Seller (at its cost) may take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 7.1.2 of this 0;

7.1.4	the Buyer shall, and shall ensure that each Project Company will:

(a)	act reasonably to:

(i)	avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the Third Party Claim; or

(ii)	enforce against a person the rights of a Buyer’s Group Undertaking in relation to the Third Party Claim;

(A)	in connection with proceedings related to the Third Party Claim, if the Seller requests, allow the Seller, at the Seller’s own costs and expenses, to participate in or to lead the proceedings, on the basis that the Seller indemnifies the Buyer on demand against any and all costs which the Buyer may incur as a result of the Seller taking such conduct of the proceedings and in the event the Buyer agreed that the Seller takes exclusive conduct of the proceedings, the Seller shall bear all risk related to such Third Party Claim and shall indemnify the Buyer in full in relation to such Third Party Claim;

7.1.5	the Buyer shall not, and shall ensure that no Project Company will, admit liability in respect of, or compromise or settle, the Third Party Claim without the prior written consent of the Seller, such consent should not to be unreasonably withheld or delayed;

7.1.6	in relation to the conduct of the Third Party Claim and its progress, the Buyer shall:

(a)	consult with the Seller, in advance, in relation to any proposed course of conduct of the Third Party Claim and any material changes proposed to such course of conduct and, in implementing and/or deciding whether to implement such proposed course of conduct and/or such material changes, take due and reasonable account of the views of the Seller prior to any such implementation;

(b)	consult with the Seller, in advance, in relation to any proposed material actions (including the proposed institution of proceedings and/or any proposed admission of liability, compromise and/or settlement of the Third Party Claim) and, in implementing and/or deciding whether to implement such proposed actions, take due and reasonable account of the views of the Seller prior to any such implementation; and

(c)	keep the Seller promptly informed of all material facts, matters and circumstances relevant to the Third Party Claim, its conduct and its progress.

7.2	In assessing any damages or other amounts recoverable for a Claim there shall be taken into account any corresponding savings by, or net benefit to, a Buyer’s Group Undertaking (such as a Tax deduction or insurance payment).

7.3	If, in respect of any matter which constitutes or would or might give rise to a Claim, any Buyer’s Group Undertaking has a right of action or other right of recovery against, or indemnification from, a person under the Applicable Law, an insurance policy, contract or otherwise then the Buyer should (prior to the making or bringing of such Claim) exercise and enforce such rights of recovery and/or indemnification in full, and for this purpose, the time during which such rights are being exercised and/or enforced by or on behalf of the Buyer shall be disregarded for the purposes of calculating the period referred to in paragraph 2.2 of this Schedule 8.3 unless such recovery may bear a reputational and/or relational risk for the Buyer.

8.	RECOVERY FROM ANOTHER PERSON

8.1	If the Seller pays to a Buyer’s Group Undertaking an amount in respect of a Claim and a Buyer’s Group Undertaking subsequently recovers from another person an amount which is referable to the matter giving rise to the Claim:

8.1.1	if the amount paid by the Seller in respect of the Claim is more than the Sum Recovered, the Buyer shall immediately pay to the Seller the Sum Recovered; and

8.1.2	if the amount paid by the Seller in respect of the Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Seller an amount equal to the amount paid by the Seller.

8.2	For the purposes of paragraph 8.1 of this Schedule 8.3, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from the person less any Tax computed by reference to the amount recovered from the person payable by a Buyer’s Group Undertaking and less all reasonable costs incurred by a Buyer’s Group Undertaking in recovering the amount from the other person.

9.	MITIGATION

9.1	The Buyer should take reasonable steps and reasonable endeavors but on Seller’s costs and expenses to mitigate any loss or damage incurred by it in respect of which it may have a Claim.

10.	DISCLOSURE

10.1	The Warranties are qualified by:

10.1.1	the events, facts and circumstances contained or referred to in: (i) this Agreement, (ii) the Transaction Documents, (iii) the Data Room, provided that any such events, facts and circumstances have been Fairly Disclosed;

10.1.2	information disclosed in the following excerpts from the following public registers maintained for the members of the Group obtained and/or available to the public as of the date falling 5 Business Days before the Execution Date: (a) the register of entrepreneurs of National Court Register (rejestr przedsiębiorców krajowego rejestru sądowego), (b) the Register of Pledges (rejestr zastawów), (c) the Patent Office of the Republic of Poland (Urząd Patentowy Rzeczpospolitej Polskiej), (d) the European Union Intellectual Property Office and the World Intellectual Property Organization.

11.	GENERAL

11.1	Nothing in this Schedule 8.3 shall have the effect of limiting or restricting any liability of the Seller in respect of a Claim arising as a result of any fraud.

SCHEDULE 1.1(C)
FORM OF FINAL AGREEMENT

FINAL SHARE TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT (“Agreement”) is concluded in Warsaw on [●] and made between:

THE PARTIES:

(1)	SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY, a private limited company incorporated in Ireland on 16 March 2022 under registration number 679734 with its registered office at Suite 9/10, 212, Blanchardstown Corporate Park 2, Dublin 15, Ireland (“Seller”),

and

(2)	DONAU INVESTMENT S.À R.L., with its registered office in Luxembourg, 80 Route d’Esch, 1470 Luxembourg, entered into the business register of the Luxembourg Business Registers G.I.E under the number B233537 (“Buyer”).

The Seller and the Buyer are hereinafter referred to jointly as the “Parties”.

WHEREAS:

(A)	The Seller holds [●] shares, with a nominal value of PLN [●] each (jointly “Shares”), in the share capital of the following companies: [●] [corporate data of the each Project Company to be indicated] (jointly “Companies”).

(B)	On [●] 2023, the Seller and the Buyer entered into a preliminary sale and purchase agreement (“PSPA”) pursuant to which the Buyer and Seller each undertook to execute this Agreement which shall provide for the sale of the Shares by the Seller to the Buyer (umowa przyrzeczona), subject to the terms and conditions set forth in the SPA.

(C)	As of the date hereof the Parties wish to complete the Transaction contemplated in the PSPA by concluding this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	INTERPRETATION

1.1.	Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the PSPA.

2.	TRANSFER OF THE SOLD SHARES

2.1.	In performance of the obligations of the Seller and the Buyer resulting from the PSPA and pursuant to the terms and conditions of the PSPA, the Seller hereby sells and transfers the full legal title to the Shares together with all rights attached thereto to the Buyer while the Buyer buys and accepts the transfer of the Shares together with all rights attached thereto, for the Purchase Price, i.e. the amount of [●] which has been calculated in accordance with Clause 3.1 to PSPA and which shall be paid in accordance with Clause 3.6 to SPA. The exact allocation of the Purchase Price between the respective Shares in the Project Companies is indicated in Schedule 3.1 to the PSPA.

2.2.	The Parties agree that the transfer of the full legal title to the Shares will occur upon payment by the Buyer and crediting of the Purchase Price Tranche 1 amounting to [●] and the Shareholder Loan Amounts amounting to [●] on the Solis Bond Restricted Bank Account.

3.	REFERENCE TO THE PSPA

3.1.	The Parties acknowledge and agree that this Agreement is entered into for the sole purpose of transferring the legal title to the Shares. The terms and conditions of the PSPA continue to fully apply to the sale and transfer of the Shares under this Agreement. Any liability of the Seller and the Buyer shall arise solely under and be subject to the terms and conditions of the PSPA, and the Buyer shall have no additional rights, and hereby waives any and all additional claims, against the Seller in connection with the sale and transfer of the Shares to the Buyer pursuant to this Agreement.

4.	GENERAL PROVISIONS

4.1.	No variation, supplement, modification to, deletion or waiver of this Agreement shall be binding unless made in writing and signed by each of the Parties with notarized signatures.

4.2.	If any provision of this Agreement is held to be illegal, invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired, but any such provision shall be applied with such modifications as may be necessary to make it valid, binding and enforceable, provided that the so modified provision is consistent with the meaning and the purpose of this Agreement.

4.3.	This Agreement and all matters (including, without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, Polish law, exclusive of its conflict of law rules.

4.4.	Clauses 11, 14, 15, 16, 17, 18 and 19 of the PSPA shall apply mutatis mutandis to this Agreement.

4.5.	All disputes arising out of, or in connection with this Agreement, including a breach, termination or invalidity thereof, shall be finally settled by the Court of Arbitration at the Polish Chamber of Commerce (Krajowa Izba Gospodarcza) in Warsaw. The place of arbitration shall be Warsaw (Poland). The language to be used in the arbitral proceedings shall be English.

4.6.	This Agreement has been made in the English language in two counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

EXECUTED by the Parties:

Signed for and on behalf of the Seller:	Signed for and on behalf of the Buyer:

signature / name / position	signature / name / position

signature / name / position	signature / name / position

SCHEDULE 1.1(I)
SUBROGATION AGREEMENT

THIS AGREEMENT (“Agreement”) is concluded in Warsaw on [●] and made between:

PARTIES:

(1)	SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY, a private limited company incorporated in Ireland under registration number 679734 with its registered office at Suite 9/10, 212, Blanchardstown Corporate Park 2, Dublin 15, Ireland (“Seller”),

(2)	[●], with its registered office in [●], entered into the business register of the [●] under the number [●] (“Company”),

and

(3)	DONAU INVESTMENT S.À R.L., with its registered office in Luxembourg, 80 Route d’Esch, 1470 Luxembourg, entered into the business register of the Luxembourg Business Registers G.I.E under the number B233537 (“Buyer”).

The Seller, the Company and the Buyer are hereinafter referred to jointly as the “Parties”.

WHEREAS:

(A)	Seller holds [●] shares, with a nominal value of PLN [●] each (“Shares”), in the share capital of the Company incorporated under the laws of Poland, having its registered office at [●], registered with the National Court Register under KRS number [●].

(B)	On [●] 2023, the Seller and the Buyer entered into a preliminary sale and purchase agreement (“PSPA”) pursuant to which the Buyer is to acquire the Shares from the Seller in accordance with the SPA.

(C)	The Company is a party, as the borrower, to [certain Shareholder Loan Agreements] extended by the Seller, as the lender.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	INTERPRETATION

Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the PSPA.

2.	SUBROGATION

2.1.	The Company hereby confirms to the Buyer and the Seller that the outstanding combined principal, interest and all other amounts required to be repaid under the Shareholder Loans extended by the Seller to the Company as at close of business on [Completion], is as set out in the table below (“Total Repayment Amount”):

Agreement	Outstanding amount as at the [Completion Date]
Shareholder Loan agreement of [●] between the Company (as borrower) and the Seller (as lender)	PLN [●]
[●]	PLN [●]
[●]	PLN [●]
Bank account no E94CHAS93090379609605 opened in J.P. Morgan SE, Dublin Branch	PLN [●]
Total Repayment Amount	PLN [●]

2.2.	The Company hereby requests the Buyer to repay, on behalf of the Company, the Total Repayment Amount to the Seller. This is without prejudice to the terms and conditions of the sale of the Shares as agreed in the PSPA.

2.3.	The Company hereby agrees and accepts that all the [Shareholder Loan(s)] may be settled by the Buyer on the basis of Article 518 paragraph 1 point 3 of the Civil Code (wstąpienie w prawa wierzyciela).

2.4.	The Seller hereby agrees and accepts that all or part of the Shareholder Loan(s) may be settled at any time by the Buyer by reference to Article 518 paragraph 2 of the Civil Code (zgoda wierzyciela na przyjęcie zapłaty od osoby trzeciej dla wierzytelności niewymagalnych)

2.5.	The Buyer shall become the creditor of the Company under the Shareholder Loans upon signing of this Agreement and payment of the Total Repayment Amount.

2.6.	The Shareholder Loan(s) shall be settled by the Buyer in PLN.

3.	GENERAL PROVISIONS

3.1.	No variation, supplement, modification to, deletion or waiver of this Agreement shall be binding unless made in writing and signed by each of the Parties.

3.2.	If any provision of this Agreement is held to be illegal, invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired, but any such provision shall be applied with such modifications as may be necessary to make it valid, binding and enforceable, provided that the so modified provision is consistent with the meaning and the purpose of this Agreement.

3.3.	This Agreement and all matters (including, without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, Polish law, exclusive of its conflict of law rules.

3.4.	Clauses 12, 13, 14, 15, 16, 17 and 18 of the PSPA shall apply mutatis mutandis to this Agreement.

3.5.	All disputes arising out of, or in connection with this Agreement, including a breach, termination or invalidity thereof, shall be finally settled by the Court of Arbitration at the Polish Chamber of Commerce (Krajowa Izba Gospodarcza) in Warsaw. The place of arbitration shall be Warsaw (Poland). The language to be used in the arbitral proceedings shall be English.

3.6.	This Agreement has been made in the English language in three counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

EXECUTED by the Parties:

Signed for and on behalf of the Seller:	Signed for and on behalf of the Company:

signature / name / position	signature / name / position

signature / name / position	signature / name / position

Signed for and on behalf of the Buyer:

signature / name / position

signature / name / position

SCHEDULE 6.2.17
NOTICE OF DOMINANT POSITION

[Headed paper of the Buyer]

From:	SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY, a private limited company incorporated in Ireland on under registration number 679734 with its registered office at Suite 9/10, 212, Blanchardstown Corporate Park 2, Dublin 15, Ireland (“Seller”),

and

DONAU INVESTMENT S.À R.L., with its registered office in Luxembourg, 80 Route d’Esch, 1470 Luxembourg, entered into the business register of the Luxembourg Business Registers G.I.E under the number B233537 (the “Buyer”)

To:	The Management Board of [name of Company] [address]

[DATE]

Acquisition of Shares in [the name of Company] (the “Company”)

Pursuant to Article 187 of the Polish Commercial Companies Code (“CCC”), we notify you that we have acquired [●] [words] shares in the Company constituting 100% (one hundred per cent) of the Company’s share capital and the same voting power at the Company’s Shareholders’ Meeting. Furthermore, acting in accordance with Article 6 § 1 of the CCC, we inform you that [details of the Buyer] is now the dominant shareholder of the Company.

We enclose copies of the share transfer agreement.

Yours faithfully,

[Authorised signatories of the Buyer and the Seller]

Enclosures:

A copy of the share transfer agreement.

***

CONFIRMATION OF RECEIPT OF THE NOTIFICATION

Acting in the name and on behalf of the Company, I hereby confirm receipt of the Notification concerning the acquisition of shares in the Company’s share capital and establishment of a dominant position towards the Company through acquisition of 100% (one hundred per cent) of shares in the Company’s share capital by [●].

[Authorised signatories of the Company]